Exhibit 2.1

CONFIDENTIAL
Execution Version

ASSET PURCHASE AGREEMENT

by and among

MOTIVA ENTERPRISES LLC, as Seller

GLOBAL OPERATING LLC, as Purchaser

and

GLOBAL PARTNERS LP, as Guarantor

November 8, 2023

i

Annexes
Annex A	Defined Terms
Annex B	Terminal Facilities

Exhibits
Exhibit A	Form of Bill of Sale
Exhibit B	Forms of Deeds
Exhibit C	Form of Lease Assignments
Exhibit D	Form of Easements Assignment
Exhibit E	Form of MTSA
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of PCC Lease and Access Agreement
Exhibit H	Forms of Title Affidavit and Indemnity
Exhibit I	Form of Landlord Estoppel Certificate
Exhibit J	Form of Tenant Estoppel Certificate
Exhibit K	Form of Side Letter Agreement

Schedules
Schedule 1.1(a)	Fee Property
Schedule 1.1(b)	Scheduled Easements
Schedule 1.1(c)	Leased Real Property
Schedule 1.1(d)	Tangible Property
Schedule 1.1(f)	Assigned Licenses
Schedule 1.1(g)	Assigned Contracts
Schedule 1.1(h)	Prepaid Assets
Schedule 1.1(i)	Software
Schedule 1.1(l)	Other Purchased Assets
Schedule 1.2(j)	Other Excluded Assets
Schedule 1.2(l)	Credit Support Instruments
Schedule 1.4(g)	Other Excluded Liabilities
Schedule 1.5(c)	Inventory Methodology
Schedule 1.7(b)	Allocation Schedule
Schedule 1.9(a)(v)	Closing Consents
Schedule 2.4	Consents; No Conflicts
Schedule 2.5	Governmental Approvals and Filings
Schedule 2.6	Absence of Changes
Schedule 2.8	Legal Proceedings
Schedule 2.9	Compliance with Laws and Orders
Schedule 2.10(a)	Fee Property; Seller Leases
Schedule 2.10(b)	Leased Real Property
Schedule 2.10(c)	Scheduled Easements
Schedule 2.11	Tangible Property
Schedule 2.12(a)	Material Contracts
Schedule 2.12(b)	Material Contract Defaults
Schedule 2.13(a)	Material Licenses

v

Schedule 2.13(b)	License Defaults
Schedule 2.14	Environmental Matters
Schedule 2.15(b)	Group 1 Business Employees
Schedule 2.15(c)	Group 2 Business Employees
Schedule 2.15(d)	Individual Non-Employee Service Providers
Schedule 2.16(a)	Employee Benefits
Schedule 2.16(e)	Severance Payments
Schedule 2.17	Brokers or Finders
Schedule 2.18	Insurance
Schedule 2.19	Affiliate Transactions
Schedule 2.20	Combined Historical Summary
Schedule 4.6	Conduct of Business Prior to Closing
Schedule 4.6(n)	Capital and Maintenance Projects
Schedule 4.18	Removal of Residuals
Schedule 9.1	Permitted Liens

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 8, 2023 (the “Effective Date”), is entered into by and between Motiva Enterprises LLC, a Delaware limited liability company (the “Seller”), Global Operating LLC, a Delaware limited liability company (the “Purchaser”), and Global Partners LP, a Delaware limited partnership (the “Guarantor”).  Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”  In addition to the terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings set forth in Annex A attached hereto and made a part hereof.

RECITALS

WHEREAS, the Seller owns product terminal facilities as more particularly listed on Annex B (each, a “Terminal Facility” and collectively, the “Terminal Facilities”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase and assume from the Seller, and the Seller desires to sell and assign to the Purchaser, the Terminal Facilities and the assets related to the Terminal Facilities set forth herein and the liabilities related thereto.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1          Purchased Assets.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, in exchange for the consideration described in Section 1.5 and the Purchaser’s assumption of the Assumed Liabilities, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under the following assets, properties and rights, whether tangible or intangible, real, personal or mixed (collectively, the “Purchased Assets”), free and clear of all Liens, except Permitted Liens:

(a)          all tracts or parcels of real property listed and described in Schedule 1.1(a), together with (i) all appurtenances, including appurtenant easements, and reversionary rights attributable thereto; and (ii) all improvements and fixtures located on or affixed or attached to such real property (collectively, the “Fee Property”);

(b)          all rights, title and interests of the Seller to use and occupy all easements, licenses, rights-of-way, and other similar real property rights and interests that are exclusively used in the Business (collectively, the “Easements”), including those listed on Schedule 1.1(b) (collectively, the “Scheduled Easements”);

(c)          all right, title and interest of the Seller, as tenant or lessee, under the leases that are listed and described on Schedule 1.1(c) (each, a “Real Property Lease”, and collectively, the “Real Property Leases”) and all of the Seller’s right, title and interest in and to the leasehold estate in the real property subject to the Real Property Leases (such real property, the “Leased Real Property”), and all right, title and interest of the Seller under the Seller Leases;

(d)          all tangible assets, buildings, facilities, pipelines, personal property, equipment, warehouse inventory and spare parts, in each case, that are owned by Seller or any of its controlled Affiliates to the extent they are exclusively used in the Business, including those items listed in Schedule 1.1(d) (the “Tangible Property”);

(e)          any and all of the Seller’s Books and Records to the extent they are exclusively used in the Business (the “Assigned Books and Records”); provided, however, such Assigned Books and Records shall not include (A) any proprietary data that is not used in connection with the Business, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to make any payments or otherwise pay any consideration, (C) any information which, if disclosed, would, based on the reasonable advice of counsel, violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Business, and the Parties enter a mutually agreeable joint defense agreement related thereto, (D) records of negotiations with third parties relating to the sale of the Purchased Assets, if any, (E) any information primarily relating to the Excluded Assets or the Excluded Liabilities (other than with respect to Asset Taxes) and not exclusively used in the Business, or (F) any of the Seller’s Books and Records which the Seller is prohibited from disclosing or transferring to the Purchaser under applicable Law and is required by applicable Law to retain; provided, further, such Assigned Books and Records shall include Tax Returns reporting Asset Taxes;

(f)          to the extent assignable and subject to Section 4.5, all Licenses to the extent they are exclusively used in the Business, including those listed in Schedule 1.1(f) (the “Assigned Licenses”);

(g)          to the extent assignable and subject to Section 4.5, the Contracts to which the Seller or any of its controlled Affiliates are a party to the extent they are exclusively used in the Business, including those listed in Schedule 1.1(g) (which Schedule 1.1(g) shall be updated prior to the Closing) or as otherwise disclosed to Purchaser in the Data Room (the “Assigned Contracts”);

(h)          all prepaid items, deposits, and other similar assets exclusively used in the Business, including those set forth on Schedule 1.1(h) (which Schedule 1.1(h) shall be updated prior to the Closing) or as otherwise disclosed to Purchaser in the Data Room (the “Prepaid Assets”);

(i)          all administrative systems and facilities owned or leased by the Seller to the extent they are exclusively used in the Business, including all computer hardware and, to the extent assignable and subject to Section 4.16, the software (including the software listed on Schedule 1.1(i)), systems and information technology infrastructure, all inventory and accounting systems and all telephone and communications systems, which are exclusively used in the Business;

(j)          any claims, counterclaims, causes of action, lawsuits, judgments, set-offs, third party indemnities, defenses and rights under all warranties, representations and guarantees made by suppliers of services, products, materials or equipment primarily related to the Assumed Liabilities or the Purchased Assets;

(k)          all generic additives owned by the Seller or its controlled Affiliates and located or stored at the Terminal Facilities (the “Inventory”); and

(l)          the assets, properties, rights and/or claims set forth on Schedule 1.1(l).

Notwithstanding anything herein to the contrary, the Purchaser may designate one or more wholly-owned subsidiaries to take title to certain of the Purchased Assets at Closing, provided that (i) such designation shall not limit the rights of the Seller under this Agreement nor the obligations of the Purchaser or the Guarantor under this Agreement and (ii) the obligations of the Guarantor in accordance with the Guaranty shall extend to and include each such subsidiary as a purchaser of such Purchased Assets for all purposes of this Agreement.

Section 1.2          Excluded Assets. The Seller will retain ownership of all assets and properties not identified in Section 1.1 as Purchased Assets, including all rights of the Seller under this Agreement and the Transaction Documents and the following (collectively, the “Excluded Assets”):

(a)          all cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description;

(b)          investments in marketable securities;

(c)          equity interests in any Person;

(d)          other than the Inventory, all crude, condensate, refined product, additives, and other product inventories located or stored in the Purchased Assets, whether owned by customers of the Business or owned by the Seller or any Affiliate of the Seller;

(e)          the corporate seals, organizational documents, minute books, stock books, Tax Returns (other than Tax Returns reporting Asset Taxes), books of account or other records having to do with the corporate organization of the Seller and all Books and Records of the Seller not included in the Assigned Books and Records;

(f)          all intellectual property rights relating to the Business (other than the software set forth on Schedule 1.1(i)), including all right, title and interest in and to the name “Motiva”, including all derivations thereof and all goodwill associated with or appurtenant to any of the foregoing (collectively, the “Excluded Intellectual Property”);

(g)          any claims, counterclaims, causes of action, lawsuits, judgments, set-offs, third party indemnities, defenses and rights under all warranties, representations and guarantees made by suppliers of services, products, materials or equipment primarily related to the Excluded Assets or the Excluded Liabilities;

(h)          all insurance policies and all rights to applicable claims and proceeds thereunder;

(i)          all trade accounts receivable and other rights to payment from customers of the Seller with respect to the Business, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivables representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Seller with respect to the Business, and all other accounts receivable of the Seller to the extent relating to the Business and the full benefit of all security for such accounts, and any claim, remedy or other right related to any of the foregoing arising out of the operation of the Business, but in all cases, to the extent such receivables relate to, or arise out of, or are attributable or allocable to, products or services provided by the Seller prior to the Closing, whether billed or unbilled (the “Pre-Closing Receivables”);

(j)	the assets and properties listed in Schedule 1.2(j);

(k)          (i) all attorney-client privilege and attorney work product protection of the Seller and its Affiliates arising as a result of outside legal counsel and in-house legal counsel representing the Seller and its Affiliates in connection with or relating to the Excluded Assets, the Excluded Liabilities or negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) all documents maintained by outside legal counsel and in-house legal counsel arising out of representation of the Seller and its Affiliates in connection with or the Excluded Assets, the Excluded Liabilities or the negotiation, preparation, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (iii) all documents subject to any attorney-client privilege and attorney work product protection of the Seller and its Affiliates as a result of outside legal counsel and in-house legal counsel representing the Seller and its Affiliates in connection with or relating to the Excluded Assets, the Excluded Liabilities or negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(l)          all of the Seller’s rights, title and interest in and to all guarantees, credit support arrangements, security deposits, or surety or performance bonds, set forth on Schedule 1.2(l) (the “Credit Support Instruments”);

(m)          any Rejected Terminal Assets; and

(n)          all other assets of the Seller that are not exclusively used in the Business and are not Purchased Assets.

Section 1.3          Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at Closing, the Purchaser shall assume from the Seller (and thereafter pay, perform, discharge when due, and otherwise satisfy in accordance with their respective terms), and the Seller shall irrevocably convey, transfer and assign to the Purchaser, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)          Liabilities under the Assigned Contracts, Assigned Licenses, Real Property Leases, Seller Leases or the Easements, except for Liabilities which arose from or are related to any (a) breach by the Seller of any such Assigned Contract, Assigned License, Real Property Lease, Seller Lease or Easement at or prior to the Closing; or (b) event, circumstance or condition occurring or existing at or prior to the Closing, of which the Seller had Knowledge at or prior to the Closing, that, with the notice or lapse of time, would constitute or result in a breach by the Seller of any such Assigned Contract, Assigned License, Real Property Lease, Seller Lease or Easement;

(b)          all Environmental Liabilities arising out of the ownership, operation or conduct of the Business or the Purchased Assets prior to the Closing except for the Excluded Liabilities retained by the Seller pursuant to Section 1.4(c) and Section 1.4(d) (the “Assumed Environmental Liabilities”);

(c)          Claims that pertain to the ownership, operation or conduct of the Business or the Purchased Assets, arising from any acts, omissions, events, conditions, activities, practices, incidents or circumstances in each case to the extent occurring on or after the Closing;

(d)          Claims for personal injury or death or damage to property of any third party to the extent attributable to or arising out of the ownership or operation of the Business or the Purchased Assets on and after the Closing.

Notwithstanding the foregoing or anything in this Agreement to the contrary, Assumed Liabilities for Taxes shall only include Asset Taxes attributable to any Post-Closing Tax Period (including the portion of Asset Taxes attributable to the Post-Closing Tax Period portion of any Straddle Period as determined in accordance with Section 1.7(d)) and any Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 1.7(a).

Section 1.4          Excluded Liabilities.  The Purchaser shall not assume any Liabilities other than the Assumed Liabilities (such Liabilities not so assumed, collectively, the “Excluded Liabilities”).  The Seller shall retain the Excluded Liabilities, which shall include:

(a)          Liabilities to the extent arising out of or related to any Excluded Assets;

(b)          Any Liabilities relating to Taxes that are not Assumed Liabilities, including any Retained Tax Liabilities;

(c)          Liabilities (i) for the exposure to or Release of perfluoroalkyl and polyfluoroalkyl substances (collectively, “PFAS”) to the extent occurring prior to Closing, including on-site and off-site migration of such PFAS, and the associated cost of any sampling for PFAS required by a Governmental or Regulatory Authority and (ii) resulting from Seller’s disposal of PFAS-containing waste generated from Seller’s removal of unused PFAS-containing firefighting foam product pursuant to Section 4.21, including, without limitation, any PFAS-containing waste generated from flushing such product from existing systems;

(d)          Fines or penalties issued by a Governmental or Regulatory Authority for (i) violations of Environmental Laws by the Seller or its Affiliates prior to Closing for which a Notice of Violation or a Notice of Enforcement has been or is issued by a Governmental or Regulatory Authority or (ii) violations of Environmental Laws which have been disclosed by the Seller to a Governmental or Regulatory Authority prior to Closing;

(e)          all Liabilities arising from, related to or that are attributable to the employment, independent contractor or consulting relationship between any Person and the Seller, or cessation of any such relationship, including any wages, salary, severance or termination costs, bonuses, commissions, overtime pay, retention pay, vacation or holiday pay, employee benefit plans, Liabilities under the Seller Employee Benefit Plans, unfunded or underfunded Liabilities pursuant to any pension, retirement or nonqualified deferred compensation or arrangement, contributions (other than an employee contribution) required to be made by the Seller or any of its Affiliates under any Employee Benefits Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code for any periods prior to the Closing that have not been remitted to such plan prior to the Closing or other compensation or benefits or other Liabilities (including withholding and social security taxes, worker’s compensation, and unemployment compensation) relating to the current or former employees or other service providers of the Seller or any of its Affiliates (including the Business Employees), and other amounts payable with respect to such Persons that (i) solely with respect to any Transferred Employees, accrue or are due or earned on or before the Closing Date or as a result of or in connection with the transactions contemplated hereby and (ii) with respect to all current or former employees or other service providers of the Seller or any of its Affiliates who do not become Transferred Employees in accordance with Section 4.3(a), that accrue or are due or earned at any time, whether before, on or after the Closing Date;

(f)          trade accounts payables relating to the Business or the Purchased Assets, but in all cases, only to the extent such payables directly arise out of, or are attributable or allocable to, products or services provided to the Seller prior to the Closing (the “Pre-Closing Payables”); and

(g)          Liabilities arising out of or related to the matters set forth on Schedule 1.4(g).

Section 1.5          Purchase Price.

(a)          The aggregate purchase price for the Purchased Assets shall be an amount equal to $305,800,000 (the “Purchase Price”).  At the Closing, the Purchase Price less the Deposit together with any accrued interest (as provided in Section 1.5(b) below) shall be paid by the Purchaser in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller prior to Closing.

(b)          Contemporaneously with the execution of this Agreement, the Purchaser shall deliver to the Title Company, acting as the escrow agent (the “Escrow Agent”), a cash payment of $2,645,000 (the “Signing Deposit”) by wire transfer of immediately available funds to an interest-bearing account with the Escrow Agent. The Signing Deposit shall be held by the Escrow Agent in accordance with the terms of a mutually agreeable escrow agreement (the “Escrow Agreement”) to be entered into on the date hereof by the Purchaser, the Seller, the Escrow Agent, and, for purposes of disbursement of the Initial Deposit (as defined herein), the Guarantor. The Signing Deposit shall be combined with the initial escrow amount of $5,000,000 (together with any accrued interest, the “Initial Deposit”) deposited by Guarantor with Escrow Agent on October 24, 2023. The Signing Deposit and the Initial Deposit will collectively be referred to as the “Deposit.” If the transactions contemplated under this Agreement are consummated in accordance with the terms hereof, the Purchaser, the Guarantor, as applicable, and the Seller shall notify the Escrow Agent in writing of the Closing and instruct the Escrow Agent to distribute the Deposit, together with any accrued interest thereon, as a credit against the Purchase Price paid at Closing as set forth in Section 1.9(b)(i).  If this Agreement is terminated prior to Closing, then the distribution of the Deposit, together with any accrued interest, shall be governed by the provisions of Section 7.2(b). The Purchaser hereby acknowledges that the Deposit represents a good faith reasonable estimate of the damages to the Seller that would be caused by the failure of the transactions contemplated by this Agreement to be consummated as a result of the Purchaser’s Willful Breach of the terms of this Agreement and that the extent of damages to the Seller caused by the failure of the transactions contemplated by this Agreement to be consummated as a result of the Purchaser’s Willful Breach of the terms of this Agreement would be difficult to ascertain and that receipt of such amount by the Seller does not constitute a penalty.

(c)          On the Closing Date, the Seller and the Purchaser shall jointly conduct a measurement (the “Closing Inventories Measurement”) of the actual physical volumes and qualities of the Inventory and all other products and additives at the Terminal Facilities, in each case as of the Effective Time and in accordance with the measurement procedures set forth on Schedule 1.5(c) (the “Inventory Methodology”).  The results of the Closing Inventories Measurement shall be used as the basis for the Purchaser’s opening balances for all products and additives at the Terminal Facilities.

(d)          As part of the Closing Inventories Measurement, the Parties shall compare the actual physical volumes of all products and additives at the Terminal Facilities as of the Effective Time with the physical volumes of products and additives owned by the Seller and all Third Party Products Owners at the Terminal Facilities as of the Effective Time as such volumes are recorded and reported in the Books and Records of the Business as of the Effective Time, after taking into consideration each Third Party Products Owners’ contractual loss allowance (the “Reported Hydrocarbon Inventory”).  If the actual physical volume of Third Party Products (after taking into consideration each applicable third party’s contractual loss allowance) is less than the volumes of the Reported Hydrocarbon Inventory for Third Party Products Owners, the shortfall of such volume shall be compensated for by reducing the opening volume balance of the same product owned by the Seller and increasing the opening volume balance of the same product owned by such Third Party Product Owners. If the actual physical volume of Third Party Products is greater than the volumes of the Reported Hydrocarbon Inventory for Third Party Products Owners, the excess of such volume shall be compensated for by increasing the opening volume balance of the same product owned by the Seller and decreasing the opening volume balance of the same product owned by such Third Party Product Owners.  If the Parties are unable to reconcile the shortfall or excess amount of a product as set forth above with an adjustment to the opening volume balance of such product, the Seller shall, as promptly as reasonably practicable following the Closing, conduct a financial settlement based on such shortfall or excess amount as of the Closing with the Third Party Product Owner pursuant to the applicable gain/loss contractual arrangements with the Third Party Product Owner.  If the quality of any products or additives in any storage tank is determined by the Closing Inventories Measurement in accordance with Section 10.2 of the Inventory Methodology to be out of specification, the Purchaser shall have no liability to the Seller or any Third Party Product Owner for such off-spec products or additives, and the Seller shall, as promptly as reasonably practicable following the Closing, remediate and restore the quality of products in such storage tank to be in compliance with Section 10.2 of the Inventory Methodology.  Further, the Seller shall be solely responsible for resolving and paying any amounts due related to any financial claim from any Third Party Product Owner related to such off-spec products as of the Closing with such Third Party Product Owner pursuant to the applicable contractual arrangements with such Third Party Product Owner.

Section 1.6          Prorations.

(a)          On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than ninety (90) calendar days thereafter, the water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Purchased Assets shall be prorated between the Seller, on the one hand, and the Purchaser, on the other hand, effective as of the Effective Time with the Seller being responsible for amounts related to the period prior to but excluding the Closing Date and the Purchaser being responsible for amounts related to the period on and after the Closing Date. The Parties shall use commercially reasonable efforts to cause utility meter readings to be determined as of the Effective Time or as close thereto as reasonably practicable; provided, however, that if a Party’s proration for a particular amount owed under this Section 1.6 cannot be determined due to the unavailability of the necessary information on the appropriate invoice or remittance statement, then the proration shall be calculated on a per day basis using the number of days in the respective Party’s period.  If the Purchaser fails to pay any utility bill and payment is demanded from the Seller, and the Seller pays the utility bill, then the Purchaser shall promptly reimburse the Seller for payment of any such utility bill.  If the Purchaser fails to effect the transfer to it of utility services within one hundred and twenty (120) days following Closing, the Seller shall then have the option, in the Seller’s discretion, to inform the utility provider to discontinue the utility service, without any liability to the Seller for such discontinuance.

(b)          All income, proceeds and receipts attributable to the operation, use, ownership, or otherwise of the Purchased Assets prior to the Effective Time shall be the property of the Seller and to the extent received by the Purchaser or its Affiliates, the Purchaser shall promptly and fully disclose, account for and transmit the same to the Seller.  All income, proceeds and receipts attributable to the operation, use, ownership, or otherwise of the Purchased Assets on and after the Effective Time shall be the property of the Purchaser and to the extent received by the Seller or its Affiliates, the Seller shall promptly and fully disclose, account for and transmit the same to the Purchaser.

(c)	The provisions of this Section 1.6 shall survive the Closing.

Section 1.7          Taxes; Apportionments.

(a)          All sales, use, transfer (whether city, county or state and including real estate transfer), documentary, use, stamp, filing, recordation, registration, purchase and similar Taxes and fees (“Transfer Taxes”) arising from the transactions contemplated by this Agreement, whether levied on the Seller or the Purchaser or their respective Affiliates under applicable Law, shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller; provided, however, that any such Transfer Taxes constituting sales, use or similar Taxes shall be borne one hundred percent (100%) by the Purchaser. The Party responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes; provided that the Parties shall mutually agree on the valuations identified in such Tax Returns which impact the determination of Transfer Taxes due; and further provided where such Tax Returns or other documentation is required to be filed on a joint basis, the Parties shall cooperate in the timely preparation and filing thereof, including mutually agreeing on the valuations identified in such Tax Returns which impact the determination of Transfer Taxes due, and the Parties shall cooperate in providing the information required by any Tax Returns or other documentation relating to Transfer Taxes. The Parties shall also use commercially reasonable efforts with each other in connection with establishing the applicability of any exemption from any Transfer Taxes and the filing of such Tax Returns or other documentation with respect thereto.  Transfer Taxes specifically exclude any Taxes resulting from any Like-Kind Exchange.

(b)          Allocation. Within ten (10) days of the Effective Date, the Purchaser shall deliver to the Seller an allocation of the Purchase Price, the Assumed Liabilities and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the Purchased Assets prepared in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”) consistent with the format set forth on Schedule 1.7(b).  No later than thirty (30) days following receipt by the Seller of the Purchaser’s proposed Allocation, the Seller may deliver to the Purchaser a statement setting forth any objections thereto (including a description in reasonable detail of the factual or legal basis for such objection) along with the Seller’s proposed Allocation.  If the Seller fails to deliver its proposed Allocation within such thirty (30) day period, the Seller shall be deemed to have accepted the Purchaser’s proposed Allocation.  For a period commencing on the date of the Purchaser’s receipt of the Seller’s proposed Allocation and ending on the day prior to the Closing Date, the Parties shall negotiate in good faith to resolve any dispute; provided, that any such dispute that cannot be resolved by the Parties within such period shall be referred to an accounting firm mutually acceptable to the Purchaser and the Seller for its review and resolution, which resolution will be determined within thirty (30) days of such referral and shall be binding on the Parties, and the cost of such accounting firm shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller.  The Parties agree (i) to file all Tax Returns (including IRS Form 8594 (Asset Allocation Statement), if necessary) consistent with the Allocation as finally determined pursuant to this Section 1.7(b), and (ii) that neither the Seller nor the Purchaser or any of their respective Affiliates or direct or indirect owners shall take a position on any Tax Return, or in any Tax audit that is in any manner inconsistent with the terms of the Allocation (as so finalized), except as required by applicable Law.  In the event of any adjustment to the purchase consideration hereunder for income tax purposes, including as a result of any indemnity payment made pursuant to this Agreement or any change to the Purchase Price after the Allocation has been agreed upon by Parties, the Parties shall revise the Allocation (as otherwise finalized in accordance with the terms of this Section 1.7(b)) reflecting such adjustment.  The Parties hereto will reasonably promptly inform one another of any challenge by any Governmental or Regulatory Authority to any allocation made pursuant to this Section 1.7(b).  For the avoidance of doubt, the Parties acknowledge that the Allocation, as it may be modified pursuant to this Section 1.7(b), is being established for federal income tax purposes and applicable state and local tax purposes, and is not necessarily applicable for any other purposes, including, without limitation, for financial or accounting purposes.

(c)          The Seller shall retain responsibility for, and shall bear and pay, all Retained Tax Liabilities.  Without limiting the generality of the foregoing, the Seller shall timely file before the Closing Date all Tax Returns required to be filed with respect to Asset Taxes, or otherwise relating to the Purchased Assets or the Business, for any Pre-Closing Tax Periods that are due before the Closing Date, and the Seller shall timely pay all Taxes owed with respect thereto.

(d)          For all purposes of this Agreement, with respect to any Tax period that includes but does not end on the day immediately preceding the Closing Date (a “Straddle Period”), the portion of Asset Taxes for such period shall be allocated to the Pre-Closing Tax Period and borne by the Seller: (i) in the case of any Asset Tax not described in clause (ii) below (such as Asset Taxes based upon income or receipts or imposed on a transactional basis, such as production Taxes), the amount of such Asset Tax that is attributable to the Pre-Closing Tax Period portion of such Straddle Period, determined on an interim closing of the books as of the day immediately preceding the Closing Date and (ii) in the case of any such ad valorem, property or similar Asset Tax pertaining to a Straddle Period, the portion of such Asset Tax shall be determined by multiplying the total amount of such Asset Tax for such Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in the entire Straddle Period (for the avoidance of doubt, for this purpose, such ownership being deemed to change hands as of the Effective Time). For all purposes of this Agreement, all Asset Taxes for any Straddle Period not described in the preceding sentence shall be allocated to the Post-Closing Tax Period and borne by the Purchaser.  Notwithstanding anything to the contrary herein, any Asset Taxes paid or payable with respect to the Purchased Assets shall be allocated to the Tax period allocable to the ownership of the Purchased Assets regardless of when such Taxes are assessed. The Purchaser shall pay or cause to be paid directly to the applicable taxing authority, all Asset Taxes that are due after the Closing Date. Upon the filing of any Tax Return after the Closing reporting Asset Taxes for any Pre-Closing Tax Period or Straddle Period, the Purchaser shall submit such filed Tax Return to the Seller and the Parties shall reimburse one another as necessary to cause the appropriate Party to bear the Asset Taxes allocable to such Person under this Section 1.7(d) within 5 Business Days of the delivery of such Tax Return to the Seller.

(e)          The Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Purchased Assets associated therewith (the “1031 Assets”), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) (the “QI”) or an Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (the “EAT”) to accomplish the transactions contemplated herein, in whole or in part, as a like-kind exchange under Section 1031 of the Code (a “Like-Kind Exchange”). The Purchaser hereby (i) consents to such assignment by the Seller of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, provided the Purchaser received timely notice thereof, agrees to pay all or a portion of the Purchase Price into a qualified trust or escrow account at Closing as directed in writing by the Seller.  The Seller acknowledges and agrees that a whole or partial assignment of its rights under this Agreement to a QI or EAT shall not release the Seller from any of its liabilities, responsibilities or obligations under this Agreement, and that neither the Purchaser nor any of its Affiliates makes any representation, warranty or guaranty as to the Tax treatment of the transactions contemplated by this Agreement to the Seller or any of its Affiliates (including under Section 1031 of the Code).  All costs and expenses attributable to a Like-Kind Exchange shall be borne exclusively by the Seller.  Subject to Section 8.1, the Purchaser shall not be obligated to pay or incur any additional costs or obligations in connection with any Like-Kind Exchange effected by or to be effected by the Seller, and the Seller agrees to defend, hold harmless and indemnify the Purchaser from and against all Losses, if any, of the Purchaser resulting from such Like-Kind Exchange.

Section 1.8          Closing.

(a)          The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Houston, Texas time on a date to be specified by the Parties but no later than (x) the date that is the first Business Day of the calendar month immediately following the month in which the last of the conditions to Closing set forth in ARTICLE 6 have been fully satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing) if such conditions to Closing are fully satisfied or waived on or before the fifteenth day of such month, or (y) the date that is the first Business Day of the second calendar month immediately following the month in which the last of the conditions to Closing set forth in ARTICLE 6 have been fully satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing)if such conditions to Closing are fully satisfied or waived after the fifteenth day of such month.  Closing shall take place at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, that the delivery of funds as described in Section 1.9 may be handled by wire transfer.  Subject to the occurrence of the Closing, all transactions hereunder shall be deemed to have occurred as of 12:01 a.m., Houston, Texas time, on the Closing Date (the “Effective Time”).

(b)          The Purchaser shall be responsible for the payment to the Title Company of the cost of all premiums and charges of the Title Company for the issuance of all title insurance policies and all endorsements in connection with the conveyance of the Fee Property to the Purchaser.  The Purchaser shall be responsible for the cost of all due diligence undertaken by the Purchaser with respect to the transaction described in this Agreement, including all engineering reports, environmental site assessments and reports, appraisal costs and search fees.  All expenses of the Title Company shall be paid by the Purchaser, except for the expenses of the Title Company, acting as the Escrow Agent, which shall be shared equally by the Parties.

Section 1.9          Closing Deliveries.

(a)          At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser):

(i)          a bill of sale, assignment and assumption agreement, in substantially the form attached hereto as Exhibit A, effecting the assignment by the Seller to the Purchaser of the Purchased Assets (other than the Fee Property, the Easements, the Real Property Leases or the Seller Leases) and the assumption by the Purchaser of the Assumed Liabilities (the “Bill of Sale”), duly executed by the Seller;

(ii)          one or more special or limited warranty deeds, as the case may be, executed and acknowledged by the Seller, granting and conveying to the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser) fee simple title (subject only to Permitted Liens) with respect to each Fee Property, in substantially the forms attached hereto as Exhibit B, adapted as necessary to the applicable Fee Property, to conform to local requirements to render such grant and conveyance effective and to render such deeds recordable, in the applicable jurisdiction (collectively, the “Deeds”);

(iii)          an assignment of lease with respect to each Real Property Lease and each Seller Lease, in substantially the form attached hereto as Exhibit C (collectively, the “Lease Assignments”), effecting the assignment by the Seller to the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser) of the Real Property Leases and the Seller Leases, duly executed by the Seller;

(iv)          one or more assignment of easements agreement, in substantially the form attached hereto as Exhibit D, adapted as necessary to conform to local requirements to render such assignment effective and to render such assignment recordable in the applicable jurisdiction (collectively, the “Easements Assignment”), effecting the assignment by the Seller to the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser) of the Easements, duly executed and acknowledged by the Seller;

(v)          duly executed copies of the Third Party Consents that are listed in Schedule 1.9(a)(v) (the “Closing Consents”);

(vi)          a certification of the Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b);

(vii)          copies of all financing statement terminations, Lien releases or other documentation, in form and substance reasonably satisfactory to the Purchaser and the Title Company, necessary to remove any Liens (other than Permitted Liens) encumbering or otherwise applicable to the Purchased Assets; provided, however, that such documentation may be delivered following the Closing so long as such Liens are paid off in full at Closing, including, if requested by the Title Company, by way of the Seller delivering to the Title Company at Closing the funds necessary to pay off and release such Liens and the Title Company paying the holder of the Lien in accordance with the settlement statement executed and delivered by Seller at Closing;

(viii)          the Seller’s Bring Down Certificate;

(ix)          customary and reasonably required title affidavits and indemnities, evidence of authority, resolutions and written consents, organizational documents, proofs of payment and such other documents, agreements, instruments and information reasonably required by the Title Company in order for the Title Company to issue at Closing ALTA (or reasonably equivalent state-mandated forms, if applicable) owner’s title insurance policies based on the Title Commitments (as they may be updated by the Title Company from time to time prior to Closing), each effective as of the date and time of recording of the applicable Deed, insuring the Purchaser’s (or its applicable assignee’s) fee simple title to the Fee Property, subject only to the Permitted Liens (collectively, the “Title Policies”), duly executed (and acknowledged, if required) by the Seller; provided that the Seller hereby acknowledges and agrees that the forms of title affidavit and indemnity attached hereto as Exhibit H are customary and reasonably required; and provided, further, that the Purchaser hereby acknowledges that the Title Policies may contain as exceptions to coverage thereunder certain standard pre-printed exceptions that are not removable by way of the execution and delivery to the Title Company of customary title affidavits and indemnities;

(x)          all transfer tax returns and other forms required under applicable Laws to be executed by the Seller in connection with the payment of Transfer Taxes (or similar Taxes) or recording of the Deeds and/or Easements Assignments, duly executed (and acknowledged, if required) by the Seller;

(xi)          a master terminalling services agreement, in substantially the form attached hereto as Exhibit E (the “MTSA”), duly executed by the Seller;

(xii)          a transition services agreement, in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”), provided that the Parties shall use commercially reasonable efforts to finalize the details of the Transition Services set forth in Schedule 1 attached to the Transition Services Agreement within ten (10) days following the Effective Date, duly executed by the Seller;

(xiii)          the lease and access agreement, in substantially the form attached hereto as Exhibit G (the “PCC Lease and Access Agreement”), with respect to the lease by the Purchaser to Seller or its Affiliate of certain real property in Fort Worth, Texas included in the Purchased Assets, provided that the Parties shall use commercially reasonable efforts to agree on a reasonable, market-based rent amount as contemplated by the PCC Lease and Access Agreement within ten (10) days following the Effective Date, duly executed by the Seller;

(xiv)          the side letter agreement, in substantially the form attached hereto as Exhibit K (the “Side Letter Agreement”), with respect to certain specified environmental compliance matters, provided that the Parties shall use commercially reasonable efforts to finalize the terms of the Side Letter Agreement, which may include the Parties mutually agreeing to the elimination or deletion of the Side Letter Agreement in its entirety or in part, within ten (10) days following the Effective Date, duly executed by the Seller; and

(xv)          a certificate of good standing, or the equivalent, with respect to the Seller, issued by the Secretary of State of the State of Delaware, dated within thirty (30) days of the Closing Date.

(b)          At the Closing, the Purchaser and the Guarantor, as applicable, shall deliver, or cause to be delivered, to the Seller:

(i)          the Purchase Price less the Deposit (including any accrued interest);

(ii)          the Bill of Sale, duly executed by the Purchaser;

(iii)          the Lease Assignments, duly executed by the Purchaser;

(iv)          the Easements Assignment, duly executed and acknowledged by the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser);

(v)          the Purchaser’s Bring Down Certificate;

(vi)          the MTSA, duly executed by a wholly-owned subsidiary designated by Purchaser and the Guarantor;

(vii)          the Transition Services Agreement, duly executed by the Purchaser (and/or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser);

(viii)          the PCC Lease and Access Agreement, duly executed by the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser);

(ix)          the Side Letter Agreement, duly executed by Purchaser;

(x)          any applicable “resale” or similar certificates with respect to any inventory included in the Purchased Assets;

(xi)          a certificate of good standing, or the equivalent, with respect to each of the Purchaser, Guarantor and any wholly-owned subsidiary of Purchaser designated by Purchaser to take title to any of the Purchased Assets or executing any of the Transaction Documents, issued by the Secretary of State of the State of Delaware, each dated within thirty (30) days of the Closing Date; and

(xii)          all transfer tax returns and other forms required under applicable Laws to be executed by the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser) in connection with the payment of Transfer Taxes (or similar Taxes) or recording of the Deeds and/or Easements Assignments, duly executed (and acknowledged if required) by the Purchaser (or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser).

Section 1.10          Casualty and Condemnation Loss; Rejected Terminals.

(a)          If, after the date of this Agreement but prior to the Closing Date, any portion of the Purchased Assets is damaged, destroyed or rendered inoperable by any act of God or of war, terrorism, fire, earthquake, hurricanes, storm, weather events, cybersecurity or similar incident or other casualty (each such event, a “Casualty Event”) or any portion of the Purchased Assets becomes subject to  any Action or Proceeding regarding the taking in condemnation or under right of eminent domain (any such Action or Proceeding or actual taking, a “Taking”):

(i)          in the case of a Casualty Event for which the cost of repair (including the cost of any related environmental remediation) reasonably necessary to restore the affected Purchased Assets to substantially their condition immediately prior to such event is less than or equal to $5,000,000 in the reasonable judgment of the Seller acting in good faith, or in the case of a Taking that does not, or would not be reasonably expected to, materially and adversely affect the continued use and operation of a Terminal Facility in the Ordinary Course of Business in the reasonable judgment of the Seller acting in good faith, the Purchaser shall nevertheless be required to close (subject to the satisfaction or waiver of the conditions to Closing set forth in ARTICLE 6); provided, however, that, (A) in the case of a Casualty Event, the Seller shall elect by prompt written notice to the Purchaser at least five (5) Business Days prior to Closing Date (unless the loss occurs so close to Closing as to make such notice impracticable, in which case such notice shall be delivered as promptly as reasonably practicable) to either (1) repair or restore (including by conducting any related environmental remediation) the Purchased Assets affected by any Casualty Event to substantially their condition immediately prior to such event, at the Seller’s sole cost and expense, as promptly as reasonably practicable (which such repair or restoration work may extend after the Closing Date) or (2) reduce the Purchase Price by an amount equal to the cost of repair or restoration (including the cost of any related environmental remediation) reasonably necessary to restore the affected Purchased Assets to substantially their condition immediately prior to the applicable Casualty Event (as determined in the reasonable judgment of the Seller acting in good faith), less any insurance proceeds with respect thereto actually received by the Seller and paid to the Purchaser, and (B) in the event of a Taking, Seller shall pay to the Purchaser any condemnation awards actually received by the Seller with respect thereto; and

(ii)          in the case of a Casualty Event for which the cost of repair (including the cost of any related environmental remediation) necessary to restore the affected Purchased Assets to substantially their condition immediately prior to such event is greater than $5,000,000 and less than $152,900,000 in the reasonable judgment of the Seller acting in good faith, or in the case of a Taking that does, or would reasonably be expected to, materially and adversely affect the continued use and operation of a Terminal Facility in the Ordinary Course of Business in the reasonable judgment of the Seller acting in good faith, the Purchaser shall nevertheless be required to close (subject to the satisfaction or waiver of the conditions to Closing set forth in ARTICLE 6); provided, however, that the Purchaser shall elect by prompt written notice to the Seller at least five (5) Business Days prior to the Closing Date (unless the loss or Taking occurs so close to Closing as to make such notice impracticable, in which case such notice shall be delivered as promptly as reasonably practicable) to either: (A) require the Seller to repair or restore (including by conducting any related environmental remediation) the Purchased Assets affected by any Casualty Event to substantially their condition immediately prior to such event, at the Seller’s sole cost and expense, as promptly as reasonably practicable (which such repair or restoration work may extend after the Closing Date); or (B) exclude the Terminal Facilit(ies) that are affected by the Casualty Event or the Taking from the Purchased Assets (each Terminal Facility so excluded, a “Rejected Terminal”) and reduce the Purchase Price by an amount equal to the product of (1) the Purchase Price, multiplied by (2) the applicable percentage set forth on Annex B hereto under the heading “Rejected Terminal Percentage” corresponding to the affected Terminal Facility. In either case of clauses (A) or (B) of this Section 1.10(a)(ii), the Seller shall be entitled to all sums paid to the Seller by third parties by reason of such Casualty Event or Taking with respect to the affected Purchased Assets and all rights, title, interests and claims against third parties arising out of or relating to such Casualty Event or Taking.

(iii)          Notwithstanding anything in the foregoing to the contrary, (i) in the case of a Casualty Event for which the cost of repair (including the cost of any related environmental remediation) necessary to restore the affected assets to substantially their condition immediately prior to such event) equals or exceeds $152,900,000 in the reasonable judgment of the Seller acting in good faith, or (ii) or in the case of a Taking that does, or would reasonably be expected to, materially and adversely affect the continued use and operation of Terminal Facilities comprising more than half of the Terminal Facilities in the Ordinary Course of Business as Terminal Facilities in the reasonable judgment of the Seller acting in good faith, the Purchaser or the Seller shall have the right, but not the obligation, by providing written notice to the other Party at least five (5) Business Days (unless the loss occurs so close to Closing as to make such notice impracticable, in which case such notice shall be delivered as promptly as reasonably practicable) prior to Closing, to terminate this Agreement under Section 7.1(e)

(b)          In the event that any Terminal Facility is deemed a Rejected Terminal in accordance with Section 1.10(a)(ii), such Rejected Terminal, together with any Purchased Assets (including Inventory) that are located at such Rejected Terminal or exclusively used in the Business with respect to such Rejected Terminal (collectively the “Rejected Terminal Assets”) shall be deemed to be Excluded Assets for all purposes under this Agreement, including with respect to (i) determining whether or not any representation or warranty has been breached by any Party for purposes of determining whether any condition to Closing is satisfied or whether any Party is entitled to indemnification, (ii) the definition of Assumed Liabilities and (iii) the definition of Excluded Liabilities.

(c)          In the event that any Terminal Facility is required to be repaired or restored by Seller pursuant to Sections 1.10(a)(i) or Section 1.10(a)(ii) or is deemed a Rejected Terminal in accordance with Section 1.10(a)(ii), the Parties shall make such changes as necessary to the form of MTSA attached hereto as Exhibit E to provide that (i) in the case of a Terminal Facility that is in the process of being repaired or restored by Seller, any obligations under the MTSA with respect such Terminal Facility shall be suspended until such time as such Terminal Facility is restored to substantially its condition immediately prior to the applicable Casualty Event and (ii) in the case of any Rejected Terminal, such Terminal Facility shall be excluded from the MTSA in all respects.

(d)          In accordance with, and without limiting the generality of, Section 4.6(j), the Seller shall reasonably consult with the Purchaser with respect to, and keep the Purchaser reasonably informed of, all proceedings or material developments or communications from any Governmental or Regulatory Authority with respect to any Taking.

Section 1.11          Withholding.  The Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, however, that at least five (5) days prior to making any such deduction or withholding the Purchaser shall notify the Seller of same, and the Purchaser and the Seller shall cooperate in good faith to minimize or eliminate such deduction or withholding.  The Purchaser shall remit all such deducted or withheld amounts to the appropriate Governmental or Regulatory Authority, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 2
REPRESENTATIONS OF THE SELLER

The Seller hereby makes the representations and warranties set forth below as of the date hereof and as of the Closing Date, except as set forth in the Schedules:

Section 2.1          Organization.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 2.2          Execution and Delivery.  The Seller has taken all limited liability company action required to duly authorize and approve the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and upon the execution and delivery by the Seller of the Transaction Documents to which it is a party, the Transaction Documents will constitute, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms, assuming valid execution and delivery of this Agreement and the Transaction Documents by the Purchaser and the Guarantor, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

Section 2.3          Authority.  The Seller has full power and authority to own and operate the Purchased Assets and the Business. The Seller is duly qualified, licensed or admitted to do business and is in good standing in each of the states in which it has assets or conducts activities that require it to be so qualified or in good standing, except where the failure to be so qualified or in good standing in such other states would not reasonably be expected to have a Material Adverse Effect.

Section 2.4          No Conflicts.  The execution and delivery by the Seller of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations under this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Seller;

(b)          subject to obtaining the consents and approvals, making the filings and giving the notices disclosed in Schedule 2.4, materially conflict with or result in a material violation or material breach of any term or provision of any Law or Order applicable to the Seller or any of the Purchased Assets; or

(c)          except as disclosed in Schedule 2.4 (i) materially conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice or lapse of time or both) a material default under, (iii) except as would not be material to the Business, require the Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or material modification in or with respect to, (v) result in or give to any Person any material additional rights or entitlement to material increased, additional accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Purchased Assets under, any Assigned Contract, Assigned License, Real Property Lease, Seller Lease or Scheduled Easements to which the Seller is a party or by which any of the Purchased Assets are bound.

Section 2.5          Governmental Approvals and Filings.  Except for such filings as may be required under the HSR Act, and except as set forth in Schedule 2.5, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

Section 2.6          Absence of Changes.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since January 1, 2023, and except as set forth in Schedule 2.6, (a) the Business has been conducted in the Ordinary Course of Business, and (b) there has been no occurrence, condition, change, event or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

Section 2.7          Taxes.

(a)          All Tax Returns required to be filed by or on behalf of the Seller, the nonfiling or late filing of which could result in a Lien or encumbrance on the Purchased Assets or successor or transferee liability for the Purchaser, and any other Tax Return reporting Asset Taxes have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects. All Taxes owed by the Seller, the nonpayment or late payment of which could result in a Lien or encumbrance on the Purchased Assets or successor or transferee liability for the Purchaser, and any other Asset Taxes have been timely paid in full. Taxes which the Seller was required by applicable Law to withhold or collect in respect to the Purchased Assets or the Business have been withheld or collected and have been paid or are properly held by the Seller for such payment when due and payable.

(b)          None of the Purchased Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax, other than Permitted Liens.

(c)          There have been no waivers or extensions of any statutes of limitations on collection or assessment of Taxes or filing of Tax Returns with respect to Asset Taxes or any other Taxes which could result in a Lien or encumbrance on the Purchased Assets or successor or transferee liability for the Purchaser. There are no Actions or Proceedings pending, or threatened in writing, with respect to Taxes or Tax Returns of the Seller, with respect to the Purchased Assets, or with respect to Asset Taxes.

(d)          No claim has ever been made by a taxing authority in a jurisdiction where the Seller does not file Tax Returns with respect to the Purchased Assets or the Business that it is or may be subject to taxation by that jurisdiction.

(e)          None of the Purchased Assets is subject to the alternative depreciation system under Section 168(g) of the Code other than pursuant to an election under Section 168(g)(7) of the Code.

Section 2.8          Legal Proceedings.  Except as disclosed in Schedule 2.8: (a) there are no Actions or Proceedings pending or, to the Knowledge of the Seller, threatened in writing against, or affecting the Purchased Assets or the Business; (b) there are no pending Actions or Proceedings commenced by the Seller or any of its Affiliates relating to the Purchased Assets or the Business and (c) there are no Orders outstanding that provide for injunctive relief, or material monetary damages, and that relate to the Purchased Assets or the Business.

Section 2.9          Compliance With Laws and Orders.  Except as disclosed in Schedule 2.9, the Seller is operating and has operated the Purchased Assets and the Business within the last twelve (12) months in compliance in all material respects with applicable Laws and Orders. Except as set forth in Schedule 2.9, the Seller has not, at any time within the last twelve (12) months received any written notice that it is or has at any time within the last twelve (12) months been, in violation of or in default in any material respect under any applicable Law or Order with respect to the Business (except for minor violations or default which have been cured or remedied).  This Section 2.9 does not relate to Environmental Laws, Environmental Permits, Hazardous Materials, Environmental Actions and all other environmental matters (which are addressed exclusively in Section 2.14).

Section 2.10          Real Property.

(a)          Schedule 2.10(a) contains an accurate and complete list of all Fee Property, and includes the tax parcel numbers, legal descriptions and names of the record title holders thereof.  Except as specifically set forth in Schedule 2.10(a), the Seller has not leased any portion of the Fee Property to any Person, and the Seller has not granted any options or rights (including rights of first offer and rights of first refusal) to purchase or lease any portion of the Fee Property.  All of the leases with Seller, as landlord or lessor, are listed and described on Schedule 2.10(a) (each, a “Seller Lease” and collectively, the “Seller Leases”) and all of the Seller Leases are in full force and effect and constitute the legal, valid and binding obligation of the parties thereto and, to the Knowledge of the Seller, are enforceable against the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.  Schedule 2.10(a) lists all of the Seller Leases, including all amendments, modifications and supplements thereto and all estoppel certificates and subordination, non-disturbance and attornment agreements relating thereto, and the Seller has provided the Purchaser with true, complete and correct copies of all documents listed on Schedule 2.10(a).  There exists no default (or, to the Knowledge of the Seller, event that with notice or lapse of time or both would become a default or event of default) on the part of the Seller under any of the Seller Leases, and to the Knowledge of the Seller, no counterparty to any of the Seller Leases is in default thereunder.

(b)          Schedule 2.10(b) sets forth all of the Leased Real Property, and the Leased Real Property constitutes all of the real property that the Seller leases or subleases, as tenant or subtenant, that is exclusively used in the Business.  Schedule 2.10(b) lists all of the Real Property Leases, including all amendments, modifications and supplements thereto and all estoppel certificates and subordination, non-disturbance and attornment agreements relating thereto, and the Seller has provided the Purchaser with true, complete and correct copies of all documents listed on Schedule 2.10(b).  Except as set forth in Schedule 2.10(b), (i) the Seller has a good and valid leasehold interest in the Leased Real Property, free and  clear of all Liens other than Permitted Liens, and (ii) each Real Property Lease is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto and, to the Knowledge of the Seller, is enforceable against the counterparty thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.  There exists no default (or, to the Knowledge of the Seller, event that with notice or lapse of time or both would become a default or event of default) on the part of the Seller under any Real Property Lease, and to the Knowledge of the Seller, no counterparty to any Real Property Lease is in default under any Real Property Lease.

(c)          Schedule 2.10(c) lists all of the Scheduled Easements, including all amendments and modifications thereto and assignments thereof, and the Seller has provided the Purchaser with true, complete and correct copies of all documents listed on Schedule 2.10(c).  Except as set forth on Schedule 2.10(c), (i) to the Knowledge of the Seller, the Seller has a good and valid easement or right of way interest under each of the Scheduled Easements, free and clear of Liens other than Permitted Liens, (ii) to the Knowledge of the Seller, each of the Scheduled Easements is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto and is enforceable against the counterparty(ies) thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity, and (iii) there exists no breach or default (or, to the Knowledge of the Seller, event that with notice or lapse of time or both would become a breach or default) on the part of Seller under any of the Scheduled Easements, and to the Knowledge of Seller, no counterparty to any of the Scheduled Easements is in breach or default under any of the Scheduled Easements.  Seller has received no written notice claiming that Seller does not possess one or more of the Easements.

(d)          The Seller has received no written notice of any condemnation or eminent domain proceeding that is pending with respect to any Fee Property, Leased Real Property or Scheduled Easement, and to the Knowledge of the Seller, no condemnation or eminent domain proceeding has been threatened with respect to any Fee Property, Leased Real Property or Scheduled Easement.

Section 2.11          Tangible Property; Purchased Assets.

(a)          Except as provided in Schedule 2.11, the Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under the Assigned Contracts to use, all Tangible Property included in the Purchased Assets, other than property not material to the Business or property disposed of since the Effective Date in the Ordinary Course of Business. All such Tangible Property is free and clear of all Liens, other than Permitted Liens.

(b)          Assuming (i) the receipt by the Purchaser of the required permits, consents, approvals or actions contemplated by Schedule 2.4, and (ii) the replacement by Purchaser of the general corporate services necessary for the operation of the Purchased Assets and the Business, the Purchased Assets, together with the physical assets that the Seller will use to provide services pursuant to the Transition Services Agreement, constitute all of the material physical assets necessary to operate and conduct the Business in all material respects as conducted by Seller in the Ordinary Course of Business, other than any Rejected Terminal and Rejected Terminal Assets.

Section 2.12          Material Contracts.

(a)          Schedule 2.12(a) is a true and complete list of all Material Contracts as of the Effective Date.  Prior to the date hereof, the Seller has made available to the Purchaser true and complete copies of the Material Contracts.  The Material Contracts constitute valid and legally binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto, and are in full force and effect, except as may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

(b)          Except as set forth on Schedule 2.12(b), the Seller is not in material default under, and to the Knowledge of the Seller, none of the other parties thereto are in material default under any Material Contract, and to the Knowledge of Seller no event or circumstance has occurred that, with notice or the lapse of time, or both, would constitute a material default under the same or result in a termination thereof.

Section 2.13          Assigned Licenses.

(a)          Except as set forth in Schedule 2.13(a), the list of Assigned Licenses in Schedule 1.1(f) is a true and complete list of all material Licenses and pending applications for material Licenses required or used in the Business.  To the Knowledge of the Seller, (i) each Assigned License is valid, binding and in full force and effect and (ii) no event or circumstance has occurred that, with notice or the lapse of time, or both, would constitute a default under the same or result in a termination thereof.

(b)          Except as set forth on Schedule 2.13(b), the Seller is not, and the Seller has not received any written notice within the last twelve (12) months that it is, in material default (or with the giving of notice or lapse of time or both, would be in material default) under any Assigned License.

Section 2.14          Environmental Matters.  Except as disclosed in Schedule 2.14:

(a)          The ownership, use and operation by the Seller of the Purchased Assets are in compliance in all material respects with all Environmental Laws, and there are no, and in the past twelve (12) months there have been no, Environmental Actions pending, or to the Seller’s Knowledge, threatened in writing against the Seller for failure to so comply.

(b)          The Seller has obtained all material Environmental Permits required to own and operate the Purchased Assets, such material Environmental Permits are valid and in effect and the Seller is in compliance in all material respects with such material Environmental Permits.

(c)          In connection with the Business, the Seller has not disposed of, sent or arranged for the transportation of Hazardous Materials at or to an off-site location, that pursuant to CERCLA or any similar or analogous state law, has been placed or, to the Seller’s Knowledge, is proposed to be placed (by the United State Environmental Protection Agency (the “EPA”) or similar state authority) on the “National Priorities List” or any similar state list for which the Seller reasonably would be expected to incur material Liability.

(d)          In connection with the Business, the Seller has not been notified in writing  by the EPA or similar state authority that Seller is a potentially responsible party under CERCLA or any similar or analogous state law with respect to any site for which the Seller reasonably would be expected to incur material Liability.

(e)          The Seller has not caused any Release of Hazardous Materials on, upon, into or from the Fee Property for which the Seller reasonably would be expected to incur material Liability.

This Section 2.14 constitutes the Seller’s sole and exclusive representations regarding Environmental Laws, Environmental Permits, Hazardous Materials, Environmental Actions, and all other environmental matters.

Section 2.15          Labor and Employment Matters.

(a)          Neither the Seller, nor any of its Affiliates, is a party to or bound by any collective bargaining agreement, works council agreement or other Contract with any union, labor organization, works council or other representative body with respect to the Business or any Business Employee, and no such Contract is presently being negotiated.  No union, labor organization, works council, or other representative body represents or, to the Seller’s Knowledge, purports to represent, any Business Employee. To the Seller’s Knowledge, there is not pending and there has not been, for the six (6) year period preceding the Closing Date, any effort or campaign to solicit cards from any Business Employees to authorize representation by any union, labor organization, works council or other representative body, any petitions to represent any Business Employee filed by any union, labor organization, works council or other representative body with any governmental agency, or otherwise any campaign or effort to organize Business Employees into any union, labor organization, works council or other representative body. There are not pending and there have not been for the six (6) year period preceding the Closing Date, any unfair labor practice charges filed against the Seller with respect to the Business.  There has not been, for the six (6) year period preceding the Closing Date, any labor strike, work stoppage, lockout or other labor dispute or, to the Seller’s Knowledge, threat thereof, by or with respect to the Business or any Business Employees.

(b)          Schedule 2.15(b) sets forth the Group 1 Business Employees List as of the date hereof, which is a complete and accurate list of all Group 1 Business Employees as of the date hereof identifying, for each such Business Employee, the applicable employing entity, name, job title, work location, exempt or non-exempt status, full-time or part-time status, accrued vacation and other paid time off, service credit, annual salary or hourly wage rate, any incentive compensation, bonus or commission paid in 2022 and 2023, any current commission or bonus eligibility, any other compensatory entitlements, date of hire, whether active or on leave (and, if applicable, the anticipated date of return to full service), any visa, work permit, work authorization or other governmental authorization required for such individual to remain eligible to work in the United States, each employment agreement or other arrangement that provides for anything other than at-will employment (e.g., that is terminable at-will for each such individual without associated severance or termination notice entitlements), and each Seller Employee Benefit Plan in which such employee participates or is eligible to participate.

(c)          Schedule 2.15(c) sets forth the Group 2 Business Employees List as of the date hereof, which is a complete and accurate list of all Group 2 Business Employees as of the date hereof, identifying, for each Group 2 Business Employee, the applicable employing entity, name, job title, work location, exempt or non-exempt status, full-time or part-time status, accrued vacation and other paid time off, service credit, annual salary or hourly wage rate, any incentive compensation, bonus or commission paid in 2022 and 2023, any current commission or bonus eligibility, any other compensatory entitlements, date of hire, whether active or on leave (and, if applicable, the anticipated date of return to full service), any visa, work permit, work authorization or other governmental authorization required for such individual to remain eligible to work in the United States, each employment agreement or other arrangement that provides for anything other than at-will employment (e.g., that is terminable at-will for each such individual without associated severance or termination notice entitlements), and each Seller Employee Benefit Plan in which such employee participates or is eligible to participate.

(d)          Except as disclosed in Schedule 2.15(d), there are no agreements or arrangements with individual non-employee service providers (such as individual contractors or consultants) to provide material or substantial services for the Terminal Facilities.

(e)          For the six (6) year period preceding the Closing Date, the Seller and its Affiliates, with respect to the Business Employees, have been and are in compliance in all material respects with all applicable Laws relating to the employment of labor, relating to the terms and conditions of employees, former employees or prospective employees and other labor-rated matters, including all Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, wages, hours, overtime, social benefits contributions, severance pay, reductions in force, collective bargaining, labor relations, civil rights, safety, health, immigration, workers’ compensation, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes and any similar Tax; no Action or Proceeding is pending, or, to the Knowledge of the Seller, threatened against the Seller or any of its Affiliates with respect to the Business Employees alleging any failure to so comply.  For the six (6) year period preceding the Closing Date, all individuals who perform or have performed services for the Seller or its Affiliates in relation to the Business have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Law), and neither the Seller nor any Affiliate thereof has notice of any pending or, to the Knowledge of the Seller, threatened inquiry or audit from any Governmental or Regulatory Authority concerning any such classifications.

(f)          For 90 day period preceding the Closing Date, neither the Seller nor any Affiliate thereof has incurred any material liability or obligation under the WARN Act, or any similar state or local Laws relating to store closures and mass layoffs, that remains unsatisfied. On or before the Closing Date, the Seller shall provide the Purchaser with a correct and complete list of all employees of the Business and all employees at a “single site of employment” (within the meaning of the WARN Act) with any employee of the Business whose employment has been terminated within ninety (90) calendar days preceding the Closing Date, or whose work hours have been reduced within six (6) months preceding the Closing Date; such list will indicate the employee’s name, site of employment, position or job title, starting date of employment, and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six (6) month period preceding the Closing Date.  Subject to the Seller providing the list described in the preceding sentence, the Purchaser shall be responsible for compliance with the WARN Act and any similar applicable Law or plan provision with respect to employment of the Transferred Employees by the Purchaser after the Closing.  The Parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the transactions contemplated by this Agreement.

(g)          For the six (6) year period preceding the Closing Date, (i) no allegations of sexual harassment, discrimination or retaliation have been made against any employee of the Business with the title of vice president or above in his or her capacity, (ii) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Seller, threatened in writing related to any allegations of sexual harassment, discrimination or retaliation by any employee of the Business with the title of vice president or above in his or her capacity as such and (iii) neither the Seller nor any Affiliate thereof has entered into any settlement agreements related to allegations of sexual harassment, discrimination or retaliation by any employee of the Business with the title of vice president or above in his or her capacity as such.

Section 2.16          Employee Benefits.

(a)          Schedule 2.16(a) contains a true and complete list of the Seller Employee Benefit Plans.  With respect to each Seller Employee Benefit Plan, the Seller has delivered to the Purchaser true, accurate and complete copies of each of the following (and any amendments or modification thereof):  (i) if the Seller Employee Benefit Plan has been reduced to writing, the plan document and each other writing setting forth the applicable terms, and if it has not been reduced to writing, a written summary of the applicable terms of the Seller Employee Benefit Plan; (ii) if applicable, copies of the most recent summary plan descriptions summaries of material modifications, and summaries of benefits and coverage; and (iii) the most recent IRS determination letter for the Seller 401(k) Plan.  No Seller Employee Benefit Plan provides any payments, benefits or rights to any Business Employee who performs services outside the United States, and no Seller Employee Benefit Plan is subject to any Law of any foreign Governmental or Regulatory Authority.

(b)          Each Seller Employee Benefit Plan is and at all times has been, in all material respects, established, administered, funded, maintained and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.  With respect to each Seller Employee Benefit Plan, all contributions required to be paid by the Seller or any of its Affiliates to the applicable Seller Employee Benefit Plan as of the Closing Date have been timely paid.

(c)          Neither Seller nor any of its ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the Closing Date contributed to or was obligated to contribute to a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). Neither Seller nor any ERISA Affiliate has incurred within the six (6) years preceding the Closing Date, or is reasonably expected to incur, any Liability to a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413 of the Code) as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from any such plan.

(d)          With respect to any plan sponsored by Seller or any of its ERISA Affiliates that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or Section 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code and (iii) the Pension Benefit Guarantee Corporation has not instituted proceedings to terminate any such plan.

(e)          Except as set forth in Schedule 2.16(e) or otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event, would, directly or indirectly, give rise to any severance or other payment (whether in cash, property or vesting of property) or benefit becoming due to, give rise to any forgiveness of indebtedness with respect to, or accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any Business Employee or any of their respective beneficiaries.

(f)          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with any other event) will result in any “excess parachute payments” within the meaning of Section 280G of the Code or limit the Tax deductibility of any such amount by operation of Section 280G.

Section 2.17          No Brokers or Finders.

Except as set forth in Schedule 2.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.

Section 2.18          Insurance.  The Seller maintains insurance coverage covering the Business, the Purchased Assets and the Business Employees (the policies for such insurance, as they may be renewed, extended, modified or replaced in the Ordinary Course of Business in a way that does not materially decrease the scope or amounts of coverage thereunder, collectively, the “Insurance Policies”).  Schedule 2.18 lists, as of the date hereof, all such Insurance Policies (specifying in reasonable detail the primary insurer, type of insurance, named insured, expiration date of each Insurance Policy and any pending claims thereunder), and a description of all claims made under any Insurance Policy with respect to the Business or the Purchased Assets since December 31, 2021 (specifying in reasonable detail the nature of the claim, current status and resolution, if any).  All Insurance Policies are in full force and effect.  There are no outstanding unpaid premiums that are overdue, and there are no provisions for retroactive or retrospective premium adjustments.  The Seller is in compliance in all material respects with the terms and conditions of each Insurance Policy. There is no material claim pending under any Insurance Policy required to be listed on Schedule 2.18 as to which coverage has been denied by the insurer other than customary indications as to reservation of rights of insurers.  Schedule 2.18 also lists, as of the date hereof, all outstanding bonds and other surety arrangements (other than any security based solely on the ability of Seller to perform the underlying obligation) posted or required to be posted under any Insurance Policy or Material Contract by Seller or any of its Affiliates in connection with the operation of the Business.

Section 2.19          Affiliate Transactions.  Except as set forth on Schedule 2.19, no Affiliate, director, manager, employee or officer of the Seller (a) is a party to any Contract with the Seller primarily related to the Business (other than Seller Employee Benefit Plans listed on Schedule 2.16(a)), (b) provides to, or receives from, the Seller any services primarily related to the Business (other than services provided in the Ordinary Course of Business by any such Persons as directors, officers or employees of the Company) or (c) has any ownership interest in or right to make use of any of the Purchased Assets other than indirect interests in such by virtue of their ownership interests in the Seller.

Section 2.20          Combined Historical Summary.  Schedule 2.20 sets forth copies of certain financial information related to the Purchased Assets that has been provided to the Purchaser in connection with the transactions contemplated herein (the “Combined Historical Summary”).  The Combined Historical Summary has been prepared using information contained in Seller’s financial books and records, which have been maintained in compliance in all material respects with applicable legal and accounting requirements and kept in the Ordinary Course of Business.  To the Knowledge of Seller, the Combined Historical Summary fairly presents, in all material respects, information purported to be represented thereby as of the relevant dates thereof and for the periods covered thereby.

Section 2.21          No Other Representations.  Except for the representations and warranties expressly set forth in ARTICLE 2 of this Agreement, the Real Property Transaction Documents and the Seller’s Bring Down Certificate, the Seller does not make, and no other Person on behalf of the Seller makes, any express or implied representation, warranty, assurance, or other commitment, whether in writing, orally or otherwise, with respect to the Seller, the Purchased Assets, or the Assumed Liabilities, and the Seller hereby disclaims, to the maximum extent permitted by applicable Law, any representation, warranty, assurance, or other commitment not expressly contained in this ARTICLE 2, the Real Property Transaction Documents or the Seller’s Bring Down Certificate.  Each representation and warranty of the Seller expressly contained in this ARTICLE 2 is to be construed as a separate and independent representation and warranty and is not to be expanded by reference to, or inference from, the provisions of any other representation or warranty or anything else, whether in this Agreement or otherwise.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR

The Purchaser and the Guarantor hereby, jointly and severally, make the representations and warranties set forth below as of the date hereof and as of the Closing Date, except as set forth in the Schedules:

Section 3.1          Organization.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and the Guarantor has full power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.2          Execution and Delivery.  The execution, delivery and performance by each of the Purchaser and the Guarantor of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Purchaser and the Guarantor, and no other action on the part of the Purchaser or Guarantor is necessary to authorize the execution, delivery and performance by the Purchaser and the Guarantor of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Purchaser and the Guarantor and constitutes, and upon the execution and delivery by the Purchaser and the Guarantor of the Transaction Documents to which it is a party, the Transaction Documents will constitute, legal, valid and binding obligations of the Purchaser and the Guarantor, as the case may be, enforceable against the Purchaser and the Guarantor in accordance with their terms, assuming valid execution and delivery of this Agreement and the Transaction Documents by the Seller thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

Section 3.3          Authority.  The Purchaser and the Guarantor each have full power and authority to conduct the business thereof as and to the extent now conducted and to own, use and lease their assets and properties.  The Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each of the states in which it has assets or conducts activities that require it to be so qualified or in good standing, except where the failure to be so qualified or in good standing in such other states would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.4          No Conflicts.  The execution and delivery by the Purchaser and the Guarantor of this Agreement and the Transaction Documents to which it is a party, the performance of their respective obligations under this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Purchaser or the Guarantor;

(b)          materially conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to the Purchaser or the Guarantor or any of their respective assets or properties; or

(c)          except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice, or lapse of time or both) a default under, (iii) require the Purchaser or the Guarantor to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Purchaser or the Guarantor or any of its respective assets or properties under any Contract or License to which the Purchaser or the Guarantor is a party or by which any of the Purchaser’s or the Guarantor’s assets or properties is bound.

Section 3.5          Governmental Approvals and Filing.  Except for such filings as may be required under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Purchaser or the Guarantor is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 3.6          Availability of Funds.

(a)          The Purchaser has delivered to the Seller true and complete (subject to limited redactions related to fees payable by Purchaser, so long as such redactions would not adversely affect the amount, conditionality, funding, or consummation of the Financing (as defined below)) copies of the executed commitment letter and Summary of Indicative Terms and Conditions for the Proposed Transaction (the “Summary Term Sheet”) of Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Citizens Bank, N.A., Bank Of Montreal and TD Bank, N.A. dated as of November 7, 2023 (including all exhibits, schedules, and annexes thereto, as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement, the “Commitment Letter”), pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide debt financing (the “Financing”). The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the Purchaser and each of the other parties thereto. The commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. Other than any fee letter(s), which does not contain any terms or conditions that would adversely affect the amount, conditionality, funding, or consummation of the Financing and shall remain confidential, there are no side letters or contracts to which the Purchaser or any of its Affiliates is a party related to the amount, conditionality, funding, or consummation of the Financing. The Purchaser is not in breach of any of the terms or conditions set forth in the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach by the Purchaser or failure by the Purchaser to satisfy a condition precedent set forth therein. The Purchaser has paid and will pay any and all commitment fees or other fees on the respective due dates therefor and to the extent required by the Commitment Letter. There are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds of the Financing except as stated in the Commitment Letter. The aggregate proceeds contemplated by the Commitment Letter, together with available cash on hand of the Purchaser, will be sufficient to (a) enable Purchaser to pay the Purchase Price and any other expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated herein, and (b) satisfy all other costs and expenses arising in connection herewith and therewith, in each case without encumbrance or delay.

(b)          Neither the Purchaser nor any of its Affiliates has incurred any obligation, commitment, restriction or other Liability of any kind, and neither of the Purchaser nor any of its Affiliates is contemplating or aware of any obligation, commitment, restriction or other Liability of any kind, in either case, which would impair or adversely affect such resources, funds or capabilities.

(c)          The obligations of the Purchaser under this Agreement are not contingent on the availability of financing.

Section 3.7          Legal Proceedings.  There are no Actions or Proceedings pending or, to the knowledge of the Purchaser, threatened in writing against, relating to or affecting the Purchaser that would have a Purchaser Material Adverse Effect.  There are no Orders outstanding against the Purchaser that would have a Purchaser Material Adverse Effect.

Section 3.8          Solvency.  Each of the Purchaser and Guarantor (a) is solvent, (b) will not become insolvent as a result of the transactions contemplated by this Agreement, (c) is capable of paying its debts as they mature, and (d) will remain capable of repaying its debts as they mature after effecting such transactions.

Section 3.9          No Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser or the Guarantor.

Section 3.10          Independent Investigation.  The Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies and assets such as the purchase of the Purchased Assets as contemplated hereunder.  The Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Purchaser acknowledges that the Seller has given the Purchaser such access to the key employees, documents and facilities of the Business as the Purchaser, in its sole discretion, has determined to be necessary or desirable for purposes of the Purchaser’s evaluation, negotiation and implementation of the transactions contemplated hereby.  The Purchaser agrees that at the Closing, it shall accept the Purchased Assets and Assumed Liabilities in the condition they are in based upon the Purchaser’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations, warranties, assurances, or other commitments of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Seller, except as expressly set forth in ARTICLE 2 of this Agreement, the Real Property Transaction Documents and the Seller’s Bring Down Certificate.

ARTICLE 4
COVENANTS

Section 4.1          Confidentiality.

(a)          After the Effective Date and until the Closing, the Confidentiality Agreement and the Clean Team Agreement shall remain in effect in accordance with their terms; provided, however, that in the event that the term of the Confidentiality Agreement or the Clean Team Agreement otherwise would expire prior to the Closing, then the term of the Confidentiality Agreement or the Clean Team Agreement, as applicable, automatically shall be extended to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms.

(b)          From and after the Closing, the Parties shall, and shall cause their Affiliates to, keep confidential and not disclose any Confidential Information, except as may be approved in writing by the other Party.  The obligation to keep such Confidential Information confidential shall continue for two (2) years from the Closing Date.

(c)          Notwithstanding the foregoing, either Party may make disclosures as required by applicable Law or any Governmental or Regulatory Authority and in connection with disputes hereunder; provided that the Party requested to disclose Confidential Information, to the extent practicable, shall deliver to the other Party notice at least ten (10) Business Days prior to the day the disclosing Party is to disclose any Confidential Information so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.1.

Section 4.2          Cooperation by the Parties.

(a)          Access to Records Prior to Closing.  Subject to the terms of the Confidentiality Agreement and the Clean Team Agreement, from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall, at the Purchaser’s sole cost and expense (i) reasonably cooperate with the Purchaser with respect to matters related to the transition of the Purchased Assets and the Assumed Liabilities to the Purchaser, including conducting joint outreach to customers and suppliers of the Business as the Purchaser may reasonably request and (ii) provide the Purchaser and its Affiliates, and its and their employees, officers, directors, advisors, counsel, agents and other representatives, with reasonable access (including for purposes of performing ALTA/NSPS Land Title Surveys, site visits required for completion of  Phase I Environmental Site Assessments or other surveys), upon reasonable prior notice of not less than forty-eight (48) hours and during normal business hours, to the Terminal Facilities, Purchased Assets, Assigned Books and Records, advisers, counsel, agents, and other representatives of the Seller who are advising the Seller in connection with the transactions contemplated by this Agreement, but only to the extent that such access does not unreasonably interfere with the Seller’s business or the safe commercial operations of the Business and does not contravene any applicable Laws; provided, however, that (A) the Seller shall have the right to have a representative of the Seller or its Affiliates present for any communication with the Seller’s representatives or any customers, suppliers and other third parties related to the Business; (B) the Purchaser shall, and shall cause its representatives to, observe and comply with all material health, safety, and security requirements of the Seller; and (C) with the exception of Phase I Environmental Site Assessments, neither the Purchaser nor any of its Affiliates or representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any of the Purchased Assets without the prior written consent of the Seller (which may be provided or withheld in the Seller’s sole discretion) and without ongoing consultation with the Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface or other invasive investigation, sampling, or testing of any environmental media be conducted).  Notwithstanding the foregoing, the Purchaser shall not have any right of access to, and none of the Seller or any of its Affiliates shall have any obligation to provide any information, the disclosure of which (1) would upon the reasonable advice of counsel reasonably be expected to result in the loss of any attorney-client or work product privilege or similar protection available to the Seller or any of its Affiliates, (2) would cause the Seller or its Affiliates to breach any fiduciary duty or Contract to which they are a party, or (3) would result in a violation of applicable Law. Purchaser shall complete all Phase I Environmental Site Assessments within fifteen (15) days after the Effective Date and at least fifteen (15) days prior to Closing. With respect to any Phase I Environmental Site Assessment obtained by or on behalf of the Purchaser with respect to any of the Purchased Assets, Seller will cooperate with the Purchaser’s reasonable requests for the completion of User Questionnaires required for Phase I Environmental Site Assessments and the Purchaser shall provide a copy of each such Phase I Environmental Site Assessment report to the Seller within five (5) days after the final version of such report has been delivered to the Purchaser.  In the event there is an obligation pursuant to applicable Law to disclose any information included in such Phase I Environmental Site Assessment report to any applicable Governmental or Regulatory Authority, the Purchaser shall, prior to making such required disclosure, consult with Seller on the legal basis for such required disclosure.  This Section 4.2 shall not in any way be deemed to provide the Purchaser with authority or permission to contact any customers, suppliers, and other third parties related to the Business without the express written consent of the Seller.  The Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and their respective officers, directors, employees and agents from and against any and all bodily injuries or property damage directly resulting from the Purchaser or its representatives’ access pursuant to this Section 4.2(a).

(b)	Cooperation with respect to Receivable and Payables.

(i)          From and after Closing, the Parties shall use their commercially reasonable efforts from and after Closing to cooperate with each other to (A) bill, collect and pay the Pre-Closing Receivables and Pre-Closing Payables in the Ordinary Course of Business, (B) in good faith determine which portion of the trade accounts receivable or trade accounts payables relating solely to the Business constitute Pre-Closing Receivables and Pre-Closing Payables (to the extent any bills for such trade accounts receivable or trade accounts payables relating solely to the Business cover a period of time both before and after the Closing), and (C) to provide each other with reasonable supporting documentation relating thereto.

(ii)          From and after the Closing Date, if the Seller or any of its respective Affiliates receives or collects any trade accounts receivable relating solely to the Business that are not Pre-Closing Receivables, the Seller shall remit such funds to the Purchaser within ten (10) Business Days after its receipt thereof. From and after the Closing Date, if the Purchaser or any of its Affiliates receives or collects any funds relating to any Pre-Closing Receivables, the Purchaser shall remit any such funds to the Seller within ten (10) Business Days after its receipt thereof.

(iii)          From and after Closing, the Purchaser shall promptly reimburse the Seller for any trade accounts payables of the Business (other than the Pre-Closing Payables) paid by the Seller or its Affiliates, and the Seller shall promptly reimburse the Purchaser for any Pre-Closing Payables paid by the Purchaser or its Affiliates.

(iv)          The provisions of this Section 4.2(b) shall survive the Closing.

Section 4.3          Transferred Employees.

(a)          As soon as reasonably practicable after the date hereof, and in any event no later than fifteen (15) Business Days prior to the Closing Date (or as soon as reasonably practicable in the event the period between the date hereof and the Closing Date is less than fifteen (15) Business Days), the Purchaser (or one of its Affiliates) will make an Offer of Comparable Employment, effective as of the Closing, to each Business Employee who is included on the Group 1 Business Employees List as of the date such offer is made, and, subject to the successful completion of the Purchaser’s standard interview process, to each Business Employee who is included on the Group 2 Business Employees List as of the date such offer is made (the “Offer Date”); provided, that each such offer of employment shall be conditioned, in each case as reasonably determined by the Purchaser, on (i) the Business Employee’s satisfaction of the Purchaser’s or its applicable Affiliate’s standard screening procedures, (ii) the Business Employee not having been determined to be totally and permanently disabled in accordance with the applicable provisions of any long-term disability program of the Seller or any of its Affiliates or otherwise as of the Closing Date, (iii) the Business Employee’s continued employment by Seller or one of its Affiliates through the Closing, and (iv) the Business Employee not providing services primarily or exclusively for a Rejected Terminal (clauses (i), (ii), (iii), and (iv) collectively shall be referred to herein as the “Employment Conditions”).  Each Business Employee who is made an Offer of Comparable Employment by the Purchaser or a designated Affiliate thereof, satisfies the Employment Conditions and commences employment with the Purchaser or its designated Affiliate as of the Closing Date shall be referred to herein as a “Transferred Employee.”  The Seller and its Affiliates shall reasonably cooperate with the Purchaser and its Affiliates to timely provide such access to any information regarding the Business Employees as may be reasonably requested by the Purchaser or its Affiliates (such information to include each Business Employee’s current email address, telephone number and other employee information) for the purpose of extending an offer of employment to and onboarding each Business Employee.

(b)          Effective as of the Closing Date, the Seller shall cause the Transferred Employees to terminate employment with the Seller and its Affiliates and cease to actively participate in or accrue benefits under any Seller Employee Benefit Plans, with such termination of employment treated by Seller as a “separation from service” within the meaning of Section 409A of the Code with respect to any Seller Employee Benefit Plans subject to Section 409A of the Code and, except as contemplated in this Agreement, as a “termination of employment” or “severance from employment” with respect to all Seller Employee Benefit Plans, excluding any Seller Employee Benefit Plan that provides job loss related benefits such as the Seller’s severance plans.  Neither the Purchaser nor any of its Affiliates shall have any Liability or obligation related to the accuracy or performance of the terms set forth in this Section 4.3(b), and the Seller shall be solely responsible for any such Liability or obligation.

(c)          At or before the Closing or as soon as administratively practical thereafter, the Seller shall satisfy, or cause one of its Affiliates to satisfy, in full all earned but unpaid compensation, including base salary and hourly wage amounts, overtime, any special allowances, unused vacation and other paid time off accrued prior to the Closing, and any reimbursement for expenses incurred prior to the Closing.

(d)          During the period commencing on the Closing Date and ending on the date that is twelve (12) months following the Closing Date, the Purchaser or one of its Affiliates shall provide Transferred Employees with: (i) base salaries or hourly wages that are no less favorable than the base salaries or hourly wages, as applicable, provided by Seller to such Transferred Employees immediately prior to the Closing Date (excluding any guaranteed overtime arrangements); (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by Seller to such Transferred Employees immediately prior to the Closing Date (excluding nonqualified deferred compensation, long-term incentive compensation, and equity and equity-based compensation); (iii) severance benefits at least as favorable as the severance benefits such Transferred Employees would have received from the Seller under the Seller Severance Plan; and (iv) opportunities to receive 401(k) plan benefits, health, dental, vision, disability, and group life and accidental death and dismemberment insurance benefits, and health savings account, healthcare flexible spending account, dependent care flexible spending account and employee assistance program benefits that are consistent with those offered by Purchaser to other employees in similarly situated positions. In the event that the 401(k) plan benefits, health, dental, vision, disability, and group life and accidental death and dismemberment insurance benefits, and health savings account, healthcare flexible spending account, dependent care flexible spending account and employee assistance program benefits offered by Purchaser to the Transferred Employees are, in the aggregate, not substantially comparable or are less favorable than the 401(k) plan benefits, health, dental, vision, disability, and group life and accidental death and dismemberment insurance benefits, and health savings account, healthcare flexible spending account, dependent care flexible spending account and employee assistance program benefits provided by Seller to such Transferred Employees under Seller Employee Benefit Plans (excluding defined benefit pension benefits, retiree health or life insurance benefits, early retirement eligibility and early retirement subsidies, nonqualified deferred compensation, retention arrangements, change-in-control benefits and arrangements, long-term incentive compensation, and equity and equity-based arrangements), then Purchaser shall pay each Transferred Employee a one-time bonus in an amount mutually agreed upon by Purchaser and Seller to compensate each such Transferred Employee for such difference in benefits (such amount, a “Benefit Adjustment Payment”) which shall include, without limitation, a lump sum payment equal to the (I) additional out-of-pocket medical plan premiums the Transferred Employee would incur by participating in the Purchaser’s medical plan for the next 12 months compared to the premiums that would have been paid by the Transferred Employee’s participation in the medical plan sponsored by Seller immediately before the Closing Date, plus (II) any excess of the employer contribution for which the Transferred Employee is eligible under the Seller 401(k) Plan prior to Closing Date over the vested employer contribution for which the Transferred Employee becomes eligible under the Purchaser 401(k) Plan, calculated over a 12 month period using eligible compensation as of immediately prior to the Closing Date, plus (III) any excess of the annual vacation accruals that that the Transferred Employee is eligible to accrue from Seller prior to the Closing Date over the annual vacation accruals for which the Transferred Employee becomes eligible from Purchaser, calculated and paid out using eligible compensation as of immediately prior to the Closing Date. Notwithstanding anything herein to the contrary, Purchaser shall have no obligation to pay a Benefit Adjustment Payment to any Transferred Employee other than Group 1 Business Employees.

(e)          With respect to any Purchaser Employee Benefit Plan in which any Transferred Employee will participate on or after the Closing Date, the Purchaser shall or shall cause the Purchaser’s Affiliates to recognize all service of the Transferred Employees with the Seller and any predecessor employer as if such service were with the Purchaser for purposes of eligibility to participate, level of benefits, vesting (and, for the avoidance of doubt, shall treat all Transferred Employees as fully vested in the 401(k) plan sponsored by Purchaser or one of its Affiliates in which Transferred Employees will participate), and benefit accrual (including for purposes of the Seller Severance Plan or any other severance plans maintained by the Purchaser and its Affiliates in which the Transferred Employee becomes eligible to participate following the Closing; but excluding any and all purposes related to any defined benefit pension benefits, retiree health or life insurance benefits, early retirement eligibility and early retirement subsidies, nonqualified deferred compensation, retention arrangements, change-in-control benefits and arrangements, long-term incentive compensation, and equity and equity-based arrangements); provided, however, that such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits for the same period of service, or (B) such service was not recognized under the corresponding Seller Employee Benefit Plan in which such Transferred Employee participated prior to the Closing Date.  Notwithstanding the foregoing, the Purchaser shall be obligated to recognize service under this Section 4.3(e) only to the extent Seller timely provides the information reasonably requested by the Purchaser and its Affiliates in order to provide benefits pursuant to this Section 4.3(e).

(f)          With respect to each Seller Employee Benefit Plan that constitutes a group health plan (as such term is defined in Section 4980B of the Code) the Seller shall, following the Closing Date, make an offer of continuation coverage with respect to each Business Employee who is an “M&A qualified beneficiary” as defined in Treas. Reg. section 54.4980B-9, Q&A-4, with respect to the transactions described in this Agreement, in accordance with Section 4980B of the Code. With respect to any employee benefit welfare plan maintained by the Purchaser or its Affiliates (collectively, “Purchaser Welfare Benefit Plans”) in which any Transferred Employee will participate effective as of the Closing Date, the Purchaser shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to:  (i) waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements, and any other restriction that would prevent immediately or full participation by any such Transferred Employee, and (ii) give effect to claims incurred by, amounts paid  by or on behalf of and amounts reimbursed to or on behalf of Transferred Employees prior to the Closing Date when determining any deductible and maximum out-of-pocket limits under the Purchaser Welfare Benefit Plans.  Notwithstanding the foregoing, the Purchaser shall be obligated to provide benefits under this Section 4.3(f) only to the extent Seller timely provides the information reasonably requested by the Purchaser and its Affiliates in connection in order to provide the benefits pursuant to this Section 4.3(f).

(g)          Each Transferred Employee eligible for the Motiva 401(k) and Savings Plan sponsored by Seller (the “Seller 401(k) Plan”) immediately prior to the Closing Date shall become eligible, upon the Closing Date, to make deferrals and receive any applicable employer contributions in one or more defined contribution plans that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code that is sponsored by the Purchaser or one of its Affiliates (collectively, the “Purchaser 401(k) Plan”).  The Purchaser agrees to cause the Purchaser 401(k) Plan to allow each Transferred Employee who becomes eligible to participate in the Purchaser 401(k) Plan to make a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) to the Purchaser 401(k) Plan of the account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) of such Transferred Employee under the Seller 401(k) Plan if such a distribution is elected in accordance with applicable Law by such Transferred Employee, subject to each of the Seller’s and the Purchaser’s satisfaction (which satisfaction shall not be unreasonably withheld) that the Seller 401(k) Plan or Purchaser 401(k) Plan, as applicable, is in compliance with applicable Laws and continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code.  Effective prior to the Closing Date, the Seller shall have taken or caused to be taken all actions necessary to ensure that each Transferred Employee is fully vested in his or her account balance under the Seller 401(k) Plan.  Notwithstanding the foregoing, each party shall be obligated to provide benefits under this Section 4.3(g) only to the extent the other party provides the information reasonably requested by the other party in order to provide the benefits pursuant to this Section 4.3(g).

(h)          At or before the Closing or as soon as administratively practical thereafter, the Seller shall pay each Transferred Employee the unused vacation time accrued by the Transferred Employee for periods prior to the Closing. Upon the Closing, the Purchaser shall, or shall cause one of its Affiliates to, recognize the unused vacation time accrued by each Transferred Employee during the period beginning on January 1 of the year in which the Closing Date occurs and ending on the Closing Date, such that each Transferred Employee shall be credited with such unused vacation time accrued during such period under the vacation policy of the Purchaser or its applicable Affiliate.  From and after the Closing, such vacation accruals shall be administered in accordance with the terms of the Purchaser’s or its applicable Affiliate’s vacation policy; provided, that, in the event that the Closing Date occurs during the fourth calendar quarter of 2023, the Purchaser or its applicable Affiliate shall cause such vacation accruals to be carried over into the 2024 calendar year and be available for use by such Transferred Employee during the 2024 calendar year; provided, further, that any and all vacation time accrued prior to the Closing by the Transferred Employees that is recognized and credited under the vacation policy of the Purchaser or its applicable Affiliate upon the Closing in accordance with this Section 4.3(h) shall be usable by the Transferred Employees on an unpaid basis only.

(i)          The Seller shall update the Group 1 Business Employees List, the Group 2 Business Employees List from time to time in reasonable intervals after the date hereof in order to maintain the accuracy thereof through the Closing; provided, however, that, other than as set forth in Section 4.3(a), individuals may not be removed or added to each such list (other than to remove Business Employees to reflect terminations of employment in accordance with Section 4.6) without the prior written consent of the Purchaser.

(j)          This Section 4.3 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.3.  Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, or alter or limit the ability of the Purchaser, the Seller or any of their respective Affiliates to amend, modify or terminate any Purchaser Employee Benefit Plan, Seller Employee Benefit Plan or other compensation or benefits plan or arrangement in accordance with its terms after the Effective Time.  The Parties acknowledge and agree that the terms set forth in this Section 4.3 shall not create any right of any employee or any other Person to any continued employment with the Seller, the Purchaser or any of their respective Affiliates or to any compensation or benefits of any nature or kind whatsoever.

Section 4.4          HSR Act.

(a)          The Seller and the Purchaser shall promptly consult and cooperate with each other, including by providing any reasonably requested information, in order to reach mutual agreement on the Antitrust Regulatory Approvals. As soon as reasonably practicable after the date hereof (but no later than ten (10) Business Days after the date hereof, unless a longer period is mutually agreed by the Seller and the Purchaser), the Seller and the Purchaser shall file, or cause to be filed, with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder, with respect to the transactions contemplated by this Agreement. The Seller and the Purchaser shall consult with each other as to the appropriate time for filing any similar notifications, filings, or applications for Antitrust Regulatory Approvals (in addition to HSR Approval) and shall agree upon the timing of the submission of such notifications, filings, and applications (which shall be no later than fifteen (15) Business Days after the date hereof, unless a longer period is mutually agreed by the Seller and the Purchaser). The Seller and the Purchaser shall respond promptly to any requests for additional information made by the relevant Governmental or Regulatory Authorities. The Seller and the Purchaser shall use their reasonable best efforts to certify substantial compliance with any Request for Additional Information and Documentary Material (“Second Request”). The Seller and the Purchaser shall use reasonable best efforts to comply as promptly as reasonably practicable and advisable with any subpoena, civil investigative demand, or other compulsory request for information or documents, issued by any Governmental or Regulatory Authority pursuant to the HSR Act or any other antitrust or competition applicable Law in connection with the transactions contemplated by this Agreement. In the event that a Governmental or Regulatory Authority disputes the adequacy of a Party’s compliance with a Second Request, subpoena, civil investigative demand, or other compulsory request, such Party shall use its reasonable best efforts to satisfy the Governmental or Regulatory Authority so as to minimize any delay in the resolution of the Governmental or Regulatory Authority’s investigation. The Purchaser and the Seller each shall pay and be responsible for the payment of one-half of all filing fees under the HSR Act.  The Seller and the Purchaser shall each bear their own respective costs (including legal fees) for the preparation of any filings and responses to any requests for information or documents or other aspects of any investigation by any relevant Governmental or Regulatory Authority or litigation concerning the transaction with any relevant Governmental or Regulatory Authority.

(b)          The Purchaser and the Seller, and their respective advisors, shall be entitled to communicate with, and make any filings and written submissions in respect of the Antitrust Regulatory Approvals to, any Governmental or Regulatory Authority deemed necessary or expedient by the Seller or the Purchaser and to attend all meetings and teleconferences with any Governmental or Regulatory Authority (unless prohibited by such Governmental or Regulatory Authority or applicable Law) in respect of the Antitrust Regulatory Approval and make oral submissions at such meetings.  Subject to Section 4.4(a), the Purchaser shall give the Seller and the Seller shall give the Purchaser reasonable advance notice of any notification, submission, or other communication in respect of any Antitrust Regulatory Approval, which it proposes to make or submit to any Governmental or Regulatory Authority, and provide the other Party with copies of a draft notification, submission, or correspondence, and any supporting documentation or information reasonably requested by the other Party; provided that, the Purchaser or the Seller may designate any competitively sensitive information as information to be viewed by “outside counsel only”. The Purchaser and the Seller hereby agree to consider any comments of the other Party to any such notification, submission, or communication and to revise such notification, submission, or communication in accordance with any such comments if deemed appropriate by the Party making the notification, submission, or communication. The Purchaser and the Seller further agree to keep the other Party fully informed as to the progress of any notification made in order to obtain the Antitrust Regulatory Approval; provided, however, that the Purchaser and the Seller may immediately respond to unsolicited phone calls from any relevant Governmental or Regulatory Authority without consulting with the other Party. The Purchaser may withdraw and refile its Notification and Report Form once under the HSR Act pursuant to 16 C.F.R. 803.12. The Purchaser or the Seller shall not, without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed, offer, negotiate, or enter into any commitment or agreement, including any timing agreement, with any Governmental or Regulatory Authority to delay the consummation of, to provide additional time for the investigation of, or not to close before a certain date, the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement the Purchaser shall control strategy, communications, and timing with respect to parties’ efforts to obtain the Antitrust Regulatory Approvals, after considering in good faith all comments and advice of the Seller (and its counsel).

(c)          The Purchaser shall take reasonable best efforts to obtain any Antitrust Regulatory Approvals and to prevent the initiation of any lawsuit by any Governmental or Regulatory Authority under any antitrust or competition law or to prevent the entry of any decree, judgment, injunction preliminary or permanent, or any order that would otherwise make the transactions contemplated by this Agreement unlawful. For purposes of this Section 4.4(c), reasonable best efforts shall be limited to (i) disposing or transferring any asset; (ii) holding separate any assets or operations (either before or after the Closing) of the Purchaser; or (iii) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental or Regulatory Authority or otherwise) regarding future operations of the Purchaser’s business (“Remedial Action”); provided that (a) any such Remedial Action shall not have a material effect on the operations of the Purchaser or constitute a Material Adverse Effect, and (b) any divestiture, disposal, transfer, or hold separate obligation shall be limited to assets acquired by the Purchaser in this Transaction (the “Divestiture Assets”) and the Seller will consent to any partial assignment of the MTSA to the buyer of any Divestiture Assets that meets the MTSA Consent Conditions (as defined below). Without limitation, reasonable best efforts shall also include defending any action or proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any antitrust or competition law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental or Regulatory Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby and taking any action to contest or resist any such action or proceeding or to have vacated, lifted, reversed or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. For purposes of this Section 4.4(c), “MTSA Consent Conditions” means with respect to a buyer of any Divestiture Assets (i) such buyer is an experienced operator of assets similar to the Terminal Facilities, (ii) such buyer’s creditworthiness is substantially similar to, or better than, Purchaser’s creditworthiness as of the Closing, (iii) such buyer agrees to, assumes, and complies with the terms and conditions of the MTSA, and (iv) Section 7 of the MTSA will only be assigned as contemplated by Section 42 of the MTSA.

Section 4.5          Third Party Consents and Approvals.

(a)          Efforts to Obtain Third Party Consents.  In addition to Antitrust Regulatory Approvals, each of the Seller and the Purchaser shall (and shall each cause their respective Affiliates and representatives to) use its commercially reasonable efforts to obtain the third-party consents, authorizations, approvals, and waivers with respect to the transactions contemplated by this Agreement that may be required (i) from Governmental or Regulatory Authorities with respect to the Assigned Licenses or otherwise and (ii) with respect to the Assigned Contracts, Real Property Leases, Seller Leases and the Scheduled Easements (the “Third Party Consents”); provided, however, the Parties acknowledge and agree that only the Closing Consents are conditions to the Closing.  Notwithstanding the foregoing in this Section 4.5, (i) neither the Seller and its Affiliates nor the Purchaser and its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable Third Party Consent, and (ii) neither the Seller and its Affiliates nor the Purchaser and its Affiliates (but subject to Section 4.14) shall be required to guarantee or provide any credit support for the Purchaser’s or Business’ obligations after Closing.

(b)          Non-Transferred Assets.  If any Assigned Licenses, Assigned Contracts, Real Property Leases, Seller Leases or Scheduled Easements are not assignable to the Purchaser at the Closing because any applicable Third Party Consents are not obtained prior to Closing (each, a “Non-Transferred Asset”), the Seller and the Purchaser will use their commercially reasonable efforts to take such actions as may be possible without violation or breach of any such Non-Transferred Asset to effectively grant, as of Closing, the Purchaser the rights and economic benefits of such Non-Transferred Asset which may include that the Seller pass through third party payments to the Purchaser (or its designee) in order to grant such economic benefits to the Purchaser. For so long as the Seller is providing such rights and benefits, the Purchaser shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Transferred Asset to the extent that the Purchaser would have been responsible therefor if such consent or approval had been obtained and such Liabilities had become Assumed Liabilities at the Closing.  From and after the Closing until the date that is six (6) months following the Closing, each Party shall use its commercially reasonable efforts to obtain any Third Party Consent necessary to assign any Non-Transferred Asset as promptly as reasonably practicable; provided, however, that neither the Seller and its Affiliates nor the Purchaser and its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any such Third Party Consent.  As soon as a Third Party Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Non-Transferred Asset is obtained, the Seller shall promptly assign, transfer, convey and deliver such Non-Transferred Asset to the Purchaser, and the Purchaser shall assume the Assumed Liabilities under any such Non-Transferred Asset from and after the date of such assignment to the Purchaser, pursuant to a special-purpose assignment and assumption agreement in such form as is reasonably acceptable to the Purchaser and the Seller.

(c)          Licenses and Environmental Permits.  Notwithstanding anything to the contrary in Section 4.5(a), prior to and after Closing, the Purchaser shall control strategy, communications and timing with respect to (i) any Licenses that the Purchaser elects or is required to obtain which are not Assigned Licenses, and, if requested by the Purchaser in writing, the Seller shall (and shall cause its Affiliates and representatives to) use commercially reasonable efforts to cooperate with the Purchaser to obtain such Licenses and (ii) the Parties’ efforts to transfer any Environmental Permits, after considering in good faith all comments and advice of the Seller (and its counsel).  In addition, with respect to any periodic regulatory reporting required to be made by the Purchaser in connection with any Environmental Permits or under Environmental Law, the Seller agrees to certify and file with any applicable Governmental or Regulatory Authority, any information required to be reported by the Purchaser pertaining to the portion of any reporting period occurring prior to the Closing. In the event that such certification and filing is not possible, the Seller shall be required to certify to the Purchaser, any information as of the date of Closing that will be required to satisfy any periodic regulatory reporting for the period which the Seller operated the Business or the Purchased Assets prior to the Closing and the Purchaser will submit the required regulatory filing. Notwithstanding the foregoing in this Section 4.5(c), (i) the Seller and its Affiliates shall not be obligated to make any payments or otherwise pay any consideration in connection with obtaining any applicable License or Environmental Permit, and (ii) the Seller and its Affiliates shall not be required to guarantee or provide any credit support for the Purchaser’s or Business’ obligations thereunder.

Section 4.6          Conduct of Business Prior to the Closing.  Except as disclosed on Schedule 4.6, from the date hereof until the Closing, the Seller shall, and shall cause its controlled Affiliates to, conduct the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except (i) as disclosed on Schedule 4.6, (ii) as required by applicable Laws, the terms of any Seller Employee Benefit Plan (as in effect as of the Effective Date), or any COVID-19 Measures implemented by the Seller or its Affiliates prior to the date hereof, (iii) as expressly permitted by the terms of this Agreement, or (iv) as agreed in writing by the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller shall not, and shall cause its controlled Affiliates not to:

(a)          amend the Organizational Documents of the Seller in a manner which would reasonably be expected to adversely impact the Seller’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents;

(b)          acquire, sell, transfer or otherwise dispose of any Purchased Assets that are material, individually or in the aggregate, to the Business except for (i) sales of inventory in the Ordinary Course of Business (which sales include, for the avoidance of doubt, additive inventories), (ii) sales and dispositions of equipment and materials that are obsolete or replaced, or (iii) other individual sales and dispositions individually or in the aggregate not exceeding $100,000;

(c)          incur, assume or guarantee any Indebtedness secured by Liens on Purchased Assets (other than Liens that will be terminated and fully satisfied as of the Closing as of the Closing);

(d)          create or otherwise incur any Lien on any Purchased Asset other than Permitted Liens or Liens that will be terminated and fully satisfied as of the Closing;

(e)          (i) except as may be required by the Accounting Standard, make any material change in accounting methods or practices, or Tax reporting principles for Asset Taxes, (ii) adopt, change or revoke any material Tax election for Asset Taxes, (iii) settle or compromise any material claim relating to Asset Taxes, (iv) file any amended Tax Return for Asset Taxes, (v) surrender any claim for a material refund of Asset Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or material assessment for Asset Taxes, or (vii) prepare or file any Tax Return for Asset Taxes in a manner materially inconsistent with past practice;

(f)          (A) increase, whether individually or in the aggregate, the compensation or benefits (including any increase in base salary, hourly wage rate or bonus opportunity) of any Business Employee, other than (x) any one-time bonuses or other amounts the full cost of which is borne by the Seller and its Affiliates and which would not increase, whether individually or in the aggregate, the obligations or Liabilities of the Purchaser or any of its Affiliates, (y) increases in health and welfare benefits made in connection with the Seller’s annual open enrollment period that apply across-the-board to all employees of the Seller and its Subsidiaries, and (z) such increases made in the Ordinary Course of Business as are disclosed on Schedule 4.6; (B) accelerate the vesting or payment of any compensation or benefits of any Business Employee (excluding any amendment to the Seller’s defined benefit pension plan or retiree welfare benefit plan to vest existing accrued benefits thereunder); (C) enter into, materially amend or terminate any Seller Employee Benefit Plan (excluding any amendment that does not apply to Business Employees or any amendment to the Seller’s defined benefit pension plan or retiree welfare benefit plan, in each case, that grants additional service for purposes of vesting or eligibility for early retirement or similar subsidies that is not dependent on continued service, or termination of employment, with the Purchaser and does not increase the Business Employees’ accrued benefit thereunder) or grant, amend or terminate any awards with respect to any Business Employee thereunder; (D) terminate (other than for “cause”) any Business Employee or affirmatively transfer such employee away from the Business; (E) hire or promote any Business Employee (or any other employee or individual service provider, in each case, who after such hiring or promotion would be primarily employed or engaged in the conduct of the Business); (F) recognize any union, labor organization, or representative body with respect to any Business Employees; or (G) enter into, modify or terminate any collective bargaining agreement, works council agreement or other Contract with any union, labor organization or other representative body with respect to the Business or any Business Employee;

(g)          acquire any fee or leasehold interests in real property that would be included within the Purchased Assets at the Closing;

(h)          enter into any leases of the Fee Property or any portion thereof;

(i)          materially amend or modify, or terminate, any of the Real Property Leases, Seller Leases or Scheduled Easements, other than the natural expiration of the term of a Real Property Lease, Seller Lease or Scheduled Easement pursuant to the terms and conditions thereof;

(j)          settle any Action or Proceeding, including any Taking that would reasonably be expected to materially and adversely affect the continued use and operation of a Terminal Facility in the Ordinary Course of Business, other than settlements (x) that do not involve material non-monetary relief, or (y) that are not related to the Business or the Purchased Assets;

(k)          enter into any Contract that would have been a Material Contract had it been entered into prior to the Effective Date, or cause or permit any material amendment or termination of, or material waiver under, any Material Contract, provided that no such Material Contract shall be considered to be terminated pursuant to this subsection as a result of the expiration of the term (including the non-renewal of any term) of such Material Contract pursuant to the terms and conditions thereof;

(l)          enter into any commitment for any maintenance or capital expenditure for which Purchaser will have liability following the Closing Date, other than maintenance and capital expenditures required in the Ordinary Course of Business;

(m)          fail to maintain insurance coverage on the Purchased Assets in the amounts and of the types currently in place, in all material respects;

(n)          fail to continue progressing the capital and maintenance projects set forth on Schedule 4.6(n) in the Ordinary Course of Business; or

(o)          agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding the other provisions of this Section 4.6, (a) from the date hereof until the Closing, the Seller may take commercially reasonable actions with respect to emergency situations or where otherwise necessary (in the reasonable opinion of the Seller) to safeguard any life or the Purchased Assets; provided that the Seller shall provide the Purchaser with prompt written notice of such actions taken, and (b) the Purchaser acknowledges, on behalf of itself and its Affiliates and its and their respective directors, officers, employees, representatives, successors, and assigns, that the Ordinary Course of Business in respect of the operation and maintenance of the Purchased Assets remains in the dominion and control of the Seller and its Affiliates, as applicable, until the Closing.

Section 4.7          Fulfillment of Conditions to Closing.

(a)          Subject to the terms and conditions of this Agreement and applicable Law, each Party agrees to, and shall cause each of its Affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable (and in any event prior to the Outside Date), including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in ARTICLE 6 to be fully satisfied.

(b)          The Parties shall not, and shall cause their respective Affiliates not to, take any action inconsistent with their obligations under this Agreement or, without prejudice to each Party’s rights under this Agreement or the Transaction Documents, which would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents or receipt of any required approvals from any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.8          Exclusivity.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause its controlled Affiliates and its and their respective managers, officers, directors, employees, advisors, counsel, agents or other representatives not to, take, directly or indirectly, any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, or engage in any negotiations with, any Person other than the Purchaser and its Affiliates regarding any offers to purchase the Purchased Assets or any material portion of assets of the Business.  Notwithstanding the foregoing, this Section 4.8 shall not (a) apply to or limit or impair any future discussions, plans, negotiations or agreements for the sale, merger or consolidation of the Seller provided that, in no event shall any such transaction involving the Seller affect the obligations of the Seller under this Agreement or other Transaction Document, and (b) prevent the Seller or its representatives from responding to inquiries from Persons in connection with the transition of the Purchased Assets to the Purchaser, or from providing a negative response to any Person desiring to enter into negotiations regarding any offers to purchase the Purchased Assets or any material portion of the assets of the Business.

Section 4.9          Public Announcements. No Party shall issue any press release or announcement to the general public concerning this Agreement or the transactions contemplated hereby, or make any other disclosure to the general public containing or pertaining to the terms of this Agreement, without obtaining the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, unless, in the judgment of the Seller or the Purchaser, as applicable, disclosure is otherwise required in order to (i) comply with applicable Law, (ii) comply with any order of a court of competent jurisdiction or any order, decree, regulation, or rule of any Governmental or Regulatory Authority, or (iii) comply with the requirements of any recognized stock exchange on which the shares of such Parties or their Affiliates are listed; provided that, the Party intending to make such disclosure shall use its commercially reasonable efforts, consistent with such applicable Law, order of a court of competent jurisdiction or order, decree, regulation, or rule of such Governmental or Regulatory Authority, or the requirements of such stock exchange, to consult with the Seller or the Purchaser, as applicable, with respect to the text thereof.

Section 4.10          Further Assurances.  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment, and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the Transaction Documents.  Without limiting the generality of the foregoing, to the extent that the Purchaser or the Seller discovers following the Closing that any material asset that was intended by the Parties to be (a) a Purchased Asset but was not actually transferred at Closing, the Seller shall, or shall cause its Affiliates to, promptly assign and transfer to the Purchaser all right, title and interest in such Purchased Asset or (b) an Excluded Asset but was transferred to the Purchaser, the Purchaser shall, or shall cause its Affiliates to, promptly assign and transfer to the Seller all right, title and interest in such Excluded Asset, in each case for no additional consideration.

Section 4.11          Preservation of Books and Records.  In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of six (6) years after the Closing, the Purchaser shall retain the Assigned Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Business; and upon reasonable notice, afford the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Books and Records.

Section 4.12          Schedule Updates.  Purchaser agrees that, with respect to the representations and warranties of the Seller contained in this Agreement, the Seller shall have the continuing right until the Closing to, upon prior written notice to Purchaser, add, supplement or amend the Schedules to its representations and warranties with respect to any matter arising or occurring after the Effective Date that, if existing on the Effective Date, would have been required to be set forth or described in the Schedules (such additions, supplements, or amendments, the “Schedule Updates”). Each Schedule Update shall include a statement from Seller as to whether any of the information contained in such Schedule Update would, in Seller’s reasonable judgment acting in good faith, give Purchaser such right to terminate this Agreement pursuant to Section 7.1(d)(i) (if such information were not deemed to supplement or amend the Schedules). For all purposes of this Agreement (except as provided for below), including for purposes of determining whether the conditions set forth in ARTICLE 6 have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the Effective Date, and shall be deemed to exclude all information contained in any Schedule Update, and such excluded information shall not cure any breach of the applicable representation and warranty of the Seller for purposes of whether the conditions set forth in ARTICLE 6 have been fulfilled; provided, however, that if any information contained in any Schedule Update would give the Purchaser right to terminate this Agreement pursuant to Section 7.1(d)(i) (if such information were not deemed to supplement or amend the Schedules), the Purchaser shall be entitled to exercise such right to terminate this Agreement at any time during the period beginning on the date that Purchaser first receives written notice from Seller of such Schedule Update and ending on the date that is five (5) Business Days after the date Purchaser receives the Seller’s Schedule Update; provided, further, that if the Purchaser does not elect to terminate this Agreement in such time period, then such information contained in the Schedule Update shall be deemed to be included in the Schedules for purposes of ARTICLE 5 and ARTICLE 7 and the Purchaser shall be deemed to have irrevocably waived any right to indemnification under ARTICLE 5 or right to terminate this Agreement under Section 7.1(d)(i) or (ii), in each case, with respect to any such information.  Notwithstanding anything herein to the contrary, any Schedule Update to Schedule 2.15(b) or Schedule 2.15(c) shall be made in accordance with Section 4.3(i).

Section 4.13          Excluded Intellectual Property.  The Purchaser acknowledges and agrees with the Seller that the Excluded Intellectual Property and the goodwill represented thereby and pertaining thereto, are being retained by the Seller and its Affiliates.  Notwithstanding the foregoing, the Purchaser agrees that it will not use, and after Closing shall cause its Affiliates not to use, any of the Excluded Intellectual Property.  Within sixty (60) days following the Closing Date, the Purchaser shall (i) remove all identifications of Excluded Intellectual Property from all Purchased Assets, including all stationery, marketing documentation, domain names, e-mail addresses, and all other external written communications, signage, buildings, tanks, equipment, machinery, vehicles, products, and packaging and (ii) make the requisite filings with, and provide the requisite notices to, the appropriate Governmental or Regulatory Authority to accomplish the foregoing and to place the title or other indicia of ownership of the Purchased Assets in a name, other than a name of the Seller or its Affiliates, or any variations thereof.

Section 4.14          Replacement Bonds.

(a)          The Purchaser acknowledges that none of the Credit Support Instruments posted by the Seller or any of its Affiliates will be transferred to the Purchaser. At or prior to the Closing, the Purchaser, at the Purchaser’s sole cost and expense, shall use commercially reasonable efforts to deliver to the Seller evidence of the posting of replacements for all such Credit Support Instruments to the extent such replacements are necessary to permit the cancellation of the Credit Support Instruments posted by the Seller or its Affiliates and the Seller shall reasonably cooperate with the Purchaser’s efforts in this respect.

(b)          To the extent that a Credit Support Instrument has not been replaced or substituted by the Purchaser prior to the Closing as contemplated by Section 4.14(a), the Purchaser shall have a continuing obligation after the Closing to use its commercially reasonable efforts to have any such Credit Support Instrument replaced or substituted by the Purchaser as contemplated by Section 4.14(a).

(c)          From and after the Closing, the Purchaser and the Guarantor, jointly and severally, shall indemnify and hold harmless Seller to the extent it remains obligated under any Credit Support Instrument from and against any and all Losses that it incurs arising out of: (i) Seller being required to pay or reimburse the issuer of any Credit Support Instrument and (ii) any claim or demand for payment made on Seller with respect to any Credit Support Instrument.

Section 4.15          Insurance.

(a)          The Purchaser acknowledges and agrees that all insurance policies maintained by the Seller or its Affiliates in respect of the Purchased Assets may be terminated by Seller as of the Effective Time.  The Purchaser further agrees not to, and shall require that none of its Affiliates shall, make any Claims under such insurance policies.  The Purchaser further acknowledges that it has no right, title or interest in any unearned premiums on any insurance policies maintained by Seller or its Affiliates

(b)          The Purchaser, at its sole cost and expense, shall obtain the Purchaser Environmental Insurance Policy from a reputable insurance carrier at or prior to Closing, on such terms and conditions reasonably satisfactory to Purchaser and the Seller; provided, that (i) the aggregate liability coverage limit for such policy shall not be less than $25,000,000, (ii) the deductible/retention for such policy shall not be greater than $1,000,000, and (iii) such policy shall name the Purchaser as the named insured party and name the Seller as an additional insured party. The Seller shall reasonably cooperate with the Purchaser related to the procurement of the Purchaser Environmental Insurance Policy by providing information, documents and reports in Seller’s possession to the extent reasonably required by an insurance carrier to obtain such policy. Purchaser will provide evidence of such insurance to Seller at Closing and will maintain such insurance (or replace such insurance policies with reasonably comparable insurance policies) in place for at least three (3) years after the Closing Date, pay all premiums owing thereon during the three (3) years after the Closing Date and not cancel, repudiate or otherwise terminate or modify such insurance during the three (3) years after the Closing Date without Seller’s prior written consent, which shall not be unreasonably delayed, conditioned, or withheld in the case of the replacement of such insurance policies with reasonably comparable insurance policies. Purchaser Indemnitees shall (i) seek recovery under the Purchaser Environmental Insurance Policy for any Losses prior to seeking indemnification under ARTICLE 5 of this Agreement, and (ii) keep the Seller reasonably informed of the status of such recovery.  Until the Purchaser has consulted in good faith with the Seller to determine, in Purchaser’s reasonable discretion, that insurance proceeds are not reasonably expected to be recoverable under the Purchaser Environmental Insurance Policy, the Seller shall not be required to make any payments to any Purchaser Indemnitees with respect to any such Losses under ARTICLE 5 of this Agreement. Any Loss previously paid to a Purchaser Indemnitee by or on behalf of the Seller under ARTICLE 5 of this Agreement shall be immediately repaid by the Purchaser to the Seller to the extent that the Purchaser receives a payment with respect to the applicable Loss from the carrier under the Purchaser Environmental Insurance Policy.

Section 4.16          Third Party Software.  Other than the assignment, transfer and conveyance of the Purchased Assets as set forth in Section 1.1(i), the Seller shall not be obligated to procure for the Purchaser any rights or benefits under any intellectual property licensed from third parties that is used in the Business as conducted by the Seller prior to Closing. The Seller shall provide Purchaser with reasonable access to information concerning the identity and nature of support provided by third party service providers engaged by the Seller or its Affiliates to support the Seller’s information technology infrastructure, provided neither the Seller nor the Seller’s Affiliates shall have any obligation to assist the Purchaser to retain the services of such third parties, or to obtain such services at any particular cost. Any fees or expenses associated with the transfer of any intellectual property shall be borne by the Purchaser, including any transfer fees or third party contractor fees.  For the avoidance of doubt, nothing in this Section 4.16 shall impact the Parties’ obligations under the Transition Services Agreement, and in the event of a conflict between this Section 4.16 and the terms of the Transition Services Agreement, the terms of the Transition Services Agreement will prevail.

Section 4.17          Title Insurance and Surveys.

(a)          Within thirty (30) days after the Effective Date, the Purchaser shall obtain, at the Purchaser’s sole cost and expense, one or more ALTA/NSPS Land Title Surveys prepared by a licensed surveyor of each parcel comprising the Fee Property reasonably acceptable to the Purchaser and certified to the Seller, Title Company, the Purchaser and such other parties as the Purchaser may require (collectively, the “Surveys”). The Purchaser shall furnish a copy of the Surveys to the Title Company and to Seller promptly upon receipt of the Surveys. The Purchaser, prior to the Effective Date, at its sole cost and expense, has obtained a title commitment issued by the Title Company with respect to each Fee Property (collectively, the “Title Commitments”), and the Purchaser has provided a copy of the Title Commitments to Seller. Seller shall not be required to pay for, nor be responsible to secure, any endorsements that may be requested by the Purchaser, such as, by way of example and not limitation, patent, contiguity, separate tax parcels, access or zoning endorsements, all of which shall be the Purchaser’s sole cost and expense if the Purchaser elects to secure such endorsements. The Purchaser shall also be responsible for the payment of any costs incurred, including those for premiums, for any lender’s policies of title insurance and any endorsements required by such lender. Purchaser’s receipt of any Survey shall not constitute a condition to Closing or form the basis for delaying Closing.

(b)          Notwithstanding anything to the contrary in this Agreement, the Purchaser acknowledges and agrees that, following the Closing Date, with respect to any Liabilities insured against under the Title Policies, the Purchaser (or its applicable assignee) shall first, in good faith and in a commercially reasonable manner, make a claim with respect to such insured Liability under the applicable Title Policy(ies) before making a claim against the Seller with respect to such Liabilities if such claim is otherwise permitted by, and in accordance with, the terms of this Agreement.

Section 4.18          Removal of Residuals.  Prior to the Closing, the Seller shall use commercially reasonable efforts to remove from the Terminal Facilities and the Purchased Assets, and dispose of, all Residuals generated by Seller, its Affiliates or the Business from routine operations and maintenance activities, projects, remediation and emergency response activities, in each case, in accordance with (a) the Seller’s Residual Management Procedure dated August 2018, (b) the procedures set forth in Schedule 4.18 and (c) applicable Law. To the extent that any Residuals required to be removed by the Seller pursuant to this Section 4.18 have not been removed by the Seller in accordance with this Section 4.18 and as set forth in Schedule 4.18 at or prior to the Closing and are identified during post-Closing site inspection or at the Closing Inventories Measurement, the Purchaser shall deliver written notification to the Seller within seven (7) days after the Closing that such obligation has not been completed and hereby grants the Seller and/or the Seller’s agents and other representatives access to the Terminal Facilities for forty-five (45) days after Seller’s receipt of such written notification to complete the removal activities and Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees and agents from and against any and all bodily injuries or property damage directly resulting from Seller or its agents and other representative’s access pursuant to this Section 4.18; provided that, following the Closing, if the Seller has not removed the Residuals required to be removed under this Section 4.18 within such forty-five (45) days, the Purchaser may complete such removal and charge the Seller for the Purchaser’s documented out-of-pocket costs to complete such work in accordance with this Section 4.18 and Seller will be listed as the generator of the waste.

Section 4.19          Estoppel Certificates.  Prior to the Closing, the Seller shall use commercially reasonable efforts to obtain and deliver to the Purchaser at Closing (i) a Landlord Estoppel Certificate with respect to each of the Real Property Leases listed on Schedule 1.1(c) and (ii) a Tenant Estoppel Certificate with respect to each of the Seller Leases. If, despite the exercise of commercially reasonable efforts, the Seller is unable to obtain any Landlord Estoppel Certificate or Tenant Estoppel Certificate for any reason, then, at Closing, the Seller shall have the right (but not the obligation) at its sole election, with respect to the applicable Real Property Leases, as tenant to execute and deliver a Landlord Estoppel Certificate with respect to the applicable Real Property Leases, and with respect to the applicable the Seller Leases, as landlord, the Seller shall have the right (but not the obligation), at its sole election, to execute and deliver a Tenant Estoppel Certificate with respect to the applicable Seller Leases. The delivery of the Landlord Estoppel Certificate and Tenant Estoppel Certificate shall not be a condition to closing hereunder and in no event shall the Seller’s inability or failure to deliver such estoppel certificates constitute a default or event of default hereunder.

Section 4.20          Restrictions on Solicitations.  Except as expressly authorized in Section 4.3, prior to the second anniversary of the Closing Date:

(a)          the Seller shall not (and shall cause its controlled Affiliates not to), without obtaining the prior written consent of the Purchaser, solicit, hire, engage or employ, or make an offer to hire, engage or employ, any of the Group 1 Business Employees or any employees of the Purchaser or any of its controlled Affiliates as of the Closing Date with whom the Seller or any of its controlled Affiliates had had material contact as a result of the Transactions or the Seller’s consideration of a potential transaction with the Purchaser; provided that the foregoing shall not prohibit the Seller or any of its controlled Affiliates or any of their officers, directors or employees, from soliciting for employment or hiring any such Group 1 Business Employee or employee of the Purchaser or its controlled Affiliates, who (i) responds to a general solicitation through a public medium or general or mass mailing by, or on behalf of, the Seller or its controlled Affiliates that is not targeted at such Transferred Employee or employee or (ii) contacts the Seller or its controlled Affiliates directly on such individual’s own initiative; and

(b)          the Purchaser shall not (and shall cause its controlled Affiliates not to), without obtaining the prior written consent of the Seller, solicit, hire, engage or employ, or make an offer to hire, engage or employ, any employees of the Seller or any of its controlled Affiliates; provided that the foregoing shall not prohibit the Purchaser or any of its controlled Affiliates or any of their officers, directors or employees, from soliciting for employment or hiring any such employee of the Seller or its controlled Affiliates, who (i) responds to a general solicitation through a public medium or general or mass mailing by, or on behalf of, the Purchaser or its controlled Affiliates that is not targeted at such employee or (ii) contacts the Purchaser or its controlled Affiliate directly on such individual’s own initiative.

Section 4.21          Firefighting Foam.  Following the Closing, the Purchaser may request that the Seller remove unused and properly stored and contained PFAS-containing firefighting foam product present at any of the Terminal Facilities on the Closing Date and dispose of any PFAS-containing firefighting foam waste generated from such removal activities (including any PFAS-containing waste generated from flushing such product from existing systems) so that the Purchaser can thereafter replace such firefighting foam product with a PFAS-free firefighting foam product. Other than any waste generated from such removal activities, the Seller shall have no obligation to dispose of any PFAS-containing firefighting foam product. Such request for removal of unused PFAS-containing firefighting foam product and disposal of PFAS-containing waste generated by Seller’s removal activities must be made in writing and within 90 days of the Closing Date and include a proposed schedule, specifications and plans for such removal activities on a Terminal Facility-by-Terminal Facility basis that contemplates that all such removal activities by Seller and replacement activities by Purchaser will be completed within fifteen (15) months of the Closing Date. Thereafter, the Parties shall consult with each other to finalize and agree on such schedule, specifications and plans such that that all such removal activities by Seller and replacement activities by Purchaser will be completed within fifteen (15) months of the Closing Date. The Seller’s obligations to perform such removal and disposal activities (a) shall not apply to any Terminal Facilities for which Purchaser does not timely deliver notice as contemplated herein,  (b) will cease on the fifteen (15) month anniversary of the Closing Date, unless an extension of time is otherwise agreed to in writing by the Parties, and (c) shall only apply to PFAS-containing firefighting foam product present in a storage vessel and unused as of the Closing Date and the date of such removal and disposal activities; for the avoidance of doubt, Seller shall have no removal or disposal obligations with respect to PFAS-containing firefighting foam product used at a Terminal Facility or otherwise removed from its storage vessel after the Closing Date. Following Seller’s removal of PFAS-containing firefighting foam product from the applicable Terminal Facilities, Seller shall dispose of any PFAS-containing waste generated from such removal activities in accordance with all applicable Environmental Laws. The cost of removing the unused PFAS-containing firefighting foam product and disposing of any PFAS-containing waste generated from such removal activities from the applicable Terminal Facilities shall be paid for by Seller, and the cost of selecting and installing PFAS-free firefighting foam at such Terminal Facilities (including the cost of any modifications to the firefighting foam systems at such Terminal Facilities) shall be paid for by Purchaser. The Purchaser hereby grants the Seller and/or the Seller’s agents and other representatives access to the Terminal Facilities for such period of time as is necessary to complete the removal activities in accordance with this Section 4.21. SELLER MAKES NO, AND HEREBY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, USAGE, SUITABILITY, EFFECTIVENESS OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY FIREFIGHTING FOAM EXISTING, PRESENT OR USED AT A PURCHASED ASSET FROM AND AFTER THE CLOSING DATE, INCLUDING ANY PFAS-FREE FIREFIGHTING FOAM. PURCHASER SHALL BE SOLELY RESPONSIBLE, AND SHALL INDEMNIFY, DEFEND, HOLD HARMLESS AND INDEMNIFY THE SELLER INDEMNITEES, FOR ANY LOSSES ARISING FROM OR RELATED TO ANY FIREFIGHTING FOAM, INCLUDING ANY PFAS-FREE FIREFIGHTING FOAM, EXISTING, PRESENT OR USED AT A PURCHASED ASSET FROM AND AFTER THE CLOSING DATE, EXCEPT FOR EXCLUDED LIABILITIES RELATED TO SELLER’S DISPOSAL OF PFAS-CONTAINING WASTE GENERATED FROM SELLER’S REMOVAL OF UNUSED PFAS-CONTAINING FIREFIGHTING FOAM PRODUCT (AND ANY PFAS-CONTAINING WASTE GENERATED FROM FLUSHING SUCH PRODUCT FROM EXISTING SYSTEMS) AND RETAINED BY SELLER PURSUANT TO Section 1.4(c)(ii).

Section 4.22          Financing

(a)          Subject to the terms and conditions of this Agreement, the Purchaser and its Affiliates will not (without the prior written consent of the Seller) consent or agree to any amendment, replacement, supplement, or modification of, or any waiver of any provision or remedy pursuant to the Commitment Letter if such amendment, replacement, supplement, modification, or waiver would: (i) reduce the aggregate amount of the net proceeds of the Financing to an amount that, together with Purchaser’s cash on hand, would be less than an amount reasonably required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions or otherwise expand, amend, or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would reasonably be expected to: (A) delay or prevent the Closing Date, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur; or (iii) adversely impact the ability of Purchaser or any of its Affiliates to enforce its rights against the other parties to the Commitment Letter or the Financing definitive agreements.

(b)          Subject to the terms and conditions of this Agreement, Purchaser and its Affiliates will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, and advisable to arrange, maintain the effectiveness of, and consummate the Financing on or prior to the Closing Date, on terms and conditions materially consistent with those set forth in the Summary Term Sheet, including, but not limited to, using its reasonable best efforts to: (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof and hereof; (ii) negotiate, execute, and deliver definitive agreements with respect to the Financing contemplated by the Commitment Letter on a timely basis and on terms and conditions materially consistent with those set forth in the Summary Term Sheet; (iii) satisfy on a timely basis all conditions contained in the Commitment Letter on or prior to the Closing Date that are within its control and to comply with all of its obligations pursuant to the Commitment Letter; (iv) upon the satisfaction (or waiver) of all of the conditions set forth in the Commitment Letter, consummate the Financing at or prior to the Closing; and (v) enforce its rights under the Commitment Letter. Purchaser and its Affiliates will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due.

(c)          Purchaser and its Affiliates shall keep the Seller informed on a reasonably current basis of the status of its efforts to arrange the Financing (including providing the Company with copies of all definitive agreements related to the Financing), and such other non-confidential information and documentation available to Purchaser and its Affiliates as shall be reasonably requested by the Seller. Without limiting the generality of the foregoing, Purchaser and its Affiliates shall give the Seller prompt notice as soon as reasonably practicable in writing: (i) of any breach, default, termination, or cancellation by any party to the Commitment Letter or Financing definitive agreements that Purchaser or any of its Affiliates becomes aware of, and (ii) of the receipt by Purchaser or any of its Affiliates of any written notice from any Financing source with respect to: (A) any breach, default, termination, or cancellation by any party to the Commitment Letter or Financing definitive agreements; or (B) any dispute or disagreement between or among any parties to the Commitment Letter or the Financing definitive agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, provided, however, that Purchaser shall not have any obligation to notify Seller of any termination or cancellation by any lender identified in the Commitment Letter or the Financing definitive agreements if such terminating or cancelling lender’s commitment is assumed by one or more other lenders identified in the Commitment Letter or the Financing definitive agreements.

(d)          In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, and such portion is reasonably required to consummate the transactions contemplated by this Agreement, the Purchaser will promptly notify the Seller in writing and the Purchaser and its Affiliates will use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, arrange and obtain financing from the same or alternative sources in an amount sufficient to replace any unavailable portion of the Financing that is required to consummate the transactions contemplated by this Agreement; provided, further, that any such alternative debt financing shall not, without the prior written consent of the Seller, be reasonably expected to delay the Closing or make the Closing less likely to occur (the “Alternative Financing”). The provisions of this Section 4.22(d) shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Financing shall be deemed to include such Alternative Financing.

ARTICLE 5
INDEMNIFICATION

Section 5.1          Indemnification by the Seller.  Subject to the terms and conditions of this ARTICLE 5, from and after the Closing Date, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective managers, directors, officers, members, shareholders, employees, representatives and agents (the “Purchaser Indemnitees”) from and against, and shall reimburse the Purchaser Indemnitees for, any and all Losses paid, imposed on, asserted against or incurred by the Purchaser Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, the following:

(a)          any breach of or inaccuracy in any representation or warranty on the part of the Seller under ARTICLE 2 of this Agreement;

(b)          any breach or non-fulfillment of any covenant or agreement on the part of the Seller under this Agreement;

(c)          any Excluded Liability; and

(d)          Seller Environmental Liabilities.

Section 5.2          Indemnification by the Purchaser and the Guarantor.  Subject to the terms and conditions of this ARTICLE 5, from and after the Closing Date, the Purchaser and the Guarantor, jointly and severally, hereby agree to indemnify, defend and hold harmless the Seller and its Affiliates and their respective managers, directors, officers, members, shareholders, employees, representatives and agents (the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for, any and all Losses, paid, imposed on, asserted against or incurred by the Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, the following:

(a)          any breach of or inaccuracy in any representation or warranty on the part of the Purchaser or the Guarantor under ARTICLE 3 of this Agreement;

(b)          any breach or non-fulfillment of any covenant or agreement on the part of the Purchaser or the Guarantor under this Agreement; and

(c)          the Assumed Liabilities.

Section 5.3          Procedures for Indemnification.  All claims for indemnification under this Agreement shall be asserted and resolved as set forth below:

(a)          The term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to Sections 5.1 or 5.2, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to Sections 5.1 or 5.2.

(b)          To make a claim for indemnification pursuant to Sections 5.1 or 5.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 5.3, including the specific details of and specific basis under this Agreement for its claim, including the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of any such Loss) (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice as promptly as practicable after the Indemnified Party has actual knowledge of such Third Party Claim and shall enclose a copy of all papers (if any) served with respect to such Third Party Claim; provided that, the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 5.3 shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against such Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c)          In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether or not it desires to defend and control, at its sole cost and expense, the Indemnified Party against all elements of such Third Party Claim under this ARTICLE 5. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, in each case, at the sole cost and expense of the Indemnified Party.

(d)          If the Indemnifying Party assumes the defense of any Third Party Claim in accordance with Section 5.3(c), it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Party, or the Third Party Claim relates to Taxes,  in each case, such settlement or compromise shall not be effective, without the consent of the Indemnified Party, which shall not be unreasonably conditioned, withheld, or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate in contesting any Third Party Claim, which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 5.3, at the Indemnified Party’s sole cost and expense. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto, which does not include an irrevocable and unconditional  written release of the Indemnified Party from all Liability in respect of such Third Party Claim, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)          If the Indemnifying Party (i) elects not to assume the defense of the Third Party Claim in accordance with Section 5.3(c) (or fails to provide timely notice of its election to assume the defense of such Third Party Claim) or (ii) assumes the defense of any Third Party Claim in accordance with Section 5.3(c) but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against such Third Party Claim, at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of such Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party elects not to assume the defense of the Third Party Claim in accordance with Section 5.3(c) (or fails to provide timely notice of its election to assume the defense of such Third Party Claim), the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, for ten (10) days following receipt of such notice, to (i) admit in writing its Liability for such Third Party Claim, and (ii) if such Liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)          In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have forty-five (45) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its Liability for such Losses, or (iii) dispute the claim for all or any portion such Losses. During such forty-five (45) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged in the Claim Notice, and whether and to what extent any amount is payable in respect of such claims, and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by providing such reasonable information and reasonable assistance as the Indemnifying Party or any of its professional advisors may reasonable request; provided that no Indemnified Party shall be required to disclose any information to the Indemnifying Party or its professional advisors if such disclosure would, in such Indemnified Party’s reasonable discretion (x) jeopardize any attorney-client or similar privilege or (y) contravene any applicable Law. If the Indemnifying Party does not cure such Losses or notify the Indemnified Party within such forty-five (45) day period, then the Indemnifying Party shall be deemed to be disputing the claim for such Losses.

Section 5.4          Survival.

(a)          The liability of the Seller for its indemnification obligations arising under Section 5.1(a) shall be limited to Claims for which a Purchaser Indemnitee delivers written notice to the Seller on or before the twelve (12) month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to any breach of any Seller Fundamental Representations shall be limited to claims for which a Purchaser Indemnitee delivers written notice to the Seller on or before the three (3) year anniversary of the Closing Date; provided, further, that any indemnification obligation relating to Section 2.7 shall be limited to claims for which a Purchaser Indemnitee delivers written notice to the Seller on or before the expiration of the applicable statute of limitations plus sixty (60) days.  The liability of the Seller for its indemnification obligations arising under Section 5.1(c) shall not be limited as to time.  The liability of the Seller for its indemnification obligations arising under Section 5.1(b) shall be limited to Claims for which a Purchaser Indemnitee delivers written notice to the Seller (i) with respect to agreements and covenants to be performed after Closing, on or before the earlier of (A) the date set forth in the applicable agreement or covenant, or (B) the expiration of the applicable statute of limitations, and (ii) with respect to agreements and covenants to be performed prior to or at Closing, on or before the date that is sixty (60) days after the Closing Date.  The liability of the Seller for its indemnification obligations arising under Section 5.1(d) shall be limited to Claims for which a Purchaser Indemnitee delivers written notice to the Seller on or before the three (3) year anniversary of the Closing Date.

(b)          The liability of the Purchaser and the Guarantor for their indemnification obligations arising under Section 5.2(a) shall be limited to Claims for which a Seller Indemnitee delivers written notice to the Purchaser on or before the twelve (12) month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to any breach of any Purchaser Fundamental Representations shall be limited to claims for which a Seller Indemnitee delivers written notice to the Purchaser on or before the three (3) year anniversary of the Closing.  The liability of the Purchaser and the Guarantor for their indemnification obligations arising under Section 5.2(c) shall not be limited as to time. The liability of the Purchaser and Guarantor for their indemnification obligations arising under Section 5.2(b) shall be limited to Claims for which a Seller Indemnitee delivers written notice to the Purchaser or Guarantor (i) with respect to agreements and covenants to be performed after Closing, on or before the earlier of (A) the date set forth in the applicable agreement or covenant, or (B) the expiration of the applicable statute of limitations and (ii) with respect to agreements and covenants to be performed prior to or at Closing, on or before the date that is sixty (60) days after the Closing Date.

(c)          All representations, warranties, covenants and agreements contained in this Agreement shall survive for the applicable period required above. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such Claims shall survive until finally resolved.

Section 5.5          Limitations on Indemnification.

(a)          None of the Purchaser Indemnitees shall be entitled to assert any right to indemnification under Section 5.1(a) with respect to a Claim or series of related Claims if such Claim or series of related Claims arise out of the same or similar facts or circumstances, where the Losses related thereto are less than $152,900 (each, a “De Minimis Loss”); provided, however, that the De Minimis Loss shall not apply to Losses related to breaches of the Seller Fundamental Representations or the representations and warranties set forth in Section 2.11(b). The Seller shall not have any liability with respect to, or obligation to indemnify for, Losses under Section 5.1(a) hereof unless the aggregate amount of Losses (excluding all De Minimis Losses) for which the Seller would, but for the provisions of this Section 5.5, be liable exceeds, on an aggregate basis, $1,529,000 (the “Deductible”), it being agreed that in such event, the Purchaser Indemnitee will be entitled to receive only the amount of such Losses (excluding all De Minimis Losses) in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses related to breaches of the Seller Fundamental Representations or the representations and warranties set forth in Section 2.11(b). Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Seller with respect to, or obligation to indemnify for, Losses under Section 5.1, shall not exceed $21,406,000 (the “Cap”); provided, however, that the Cap shall not apply to any breaches asserted with respect to the Seller Fundamental Representations or indemnification obligations arising under Sections 5.1(b) or 5.1(c) hereof, in which case the maximum indemnification liability of the Seller shall not exceed the Purchase Price, or to indemnification obligations arising Section 5.1(d), in which case the maximum indemnification liability of the Seller shall be as forth in the following sentence.  Notwithstanding anything herein to the contrary, (x) the Seller shall not have any liability with respect to, or obligation to indemnify for, Losses under Section 5.1(d) hereof unless the aggregate amount of Losses for which the Seller would, but for the provisions of this Section 5.5, be liable exceeds, on an aggregate basis, $100,000 (the “Environmental Deductible”), it being agreed that once the Environmental Deductible is reached, the Purchaser will be entitled to receive the entire amount of such Losses, and (y) the maximum indemnification liability of the Seller with respect to, or obligation to indemnify for, Losses under Section 5.1(d), shall not exceed $21,406,000.

(b)          Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Purchaser with respect to, or obligation to indemnify for, Losses under Section 5.2(a), shall not exceed the Cap; provided, however, that the Cap shall not apply to any breaches asserted with respect to the Purchaser Fundamental Representations or indemnification obligations arising under Section 5.2(b) or Section 5.2(c) hereof, in which case the maximum indemnification liability of the Purchaser, shall not exceed the Purchase Price.

(c)          The amount of any Losses payable to an Indemnified Party shall be computed net of (i) payments actually received by such Indemnified Party under any insurance arrangements (including the Purchaser Environmental Insurance Policy) (net of any applicable collection costs, expenses, and deductibles incurred in collecting such recovery, as well as any increased insurance premiums as a direct result of such insurance claims for one year following such initial premium adjustment) with respect to such Losses and (ii) any recovery (including from reimbursement arrangements, indemnification rights, contribution rights or similar arrangements) by the Indemnified Party from any other Person with respect to such Losses. If an Indemnified Party receives such insurance proceeds or reimbursement, indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this ARTICLE 5, the payment under this ARTICLE 5 with respect to such Losses shall be reduced by the amount of such insurance proceeds or reimbursement, indemnity, contribution or similar payments (net of any applicable collection costs, expenses, and deductibles incurred in collecting such recovery as well as any increased insurance premiums as a direct result of such insurance claims for one year following such initial premium adjustment). If an Indemnified Party receives such insurance proceeds or reimbursement, indemnity, contribution or similar payments after being indemnified with respect to some or all of such Losses, such Indemnified Party shall pay to the Indemnifying Party the lesser of (i) the amount of such insurance proceeds or reimbursement, indemnity, contribution or similar payment (net of any applicable collection costs, expenses, and deductibles incurred in collecting such recovery, as well as any increased insurance premiums as a direct result of such insurance claims for one year following such initial premium adjustment) and (ii) the aggregate amount paid by the Indemnifying Party to any Indemnified Party with respect to such Losses.

Section 5.6          WAIVER OF RIGHT OF RESCISSION.  Except as provided in Section 5.9, the Seller and the Purchaser acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for the breach of any representation, warranty, covenant, or agreement contained herein, or for any other claim arising in connection with, or with respect to, the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, the Seller and the Purchaser waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 5.7          EXPRESS NEGLIGENCE.  THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, AND RELEASE PROVISIONS AND THE ASSUMPTION OF THE ASSUMED LIABILITIES PROVISIONS AND THE RETENTION OF THE EXCLUDED LIABILITIES PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT, OR VIOLATION OF APPLICABLE LAW OF OR BY ANY INDEMNIFIED PARTY.  THE PURCHASER AND THE SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 5.8          Tax Treatment of Indemnity Payments.  The Parties agree to treat any indemnity payments made pursuant to this ARTICLE 5 or otherwise pursuant to this Agreement as an adjustment to the Purchase Price for all income Tax purposes.

Section 5.9          Exclusive Remedy.  Each Party acknowledges and agrees that, from and after the Closing, the remedies available under this ARTICLE 5, Section 4.2(a), Section 4.14, Section 4.21, and under Section 8.16 shall be the sole and exclusive remedies of the Parties for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, or the Excluded Liabilities regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise, neither the Purchaser nor the Seller will have any other remedy or recourse with respect to any of the foregoing AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF THE PURCHASER AND THE SELLER HEREBY EXPRESSLY AGREES THAT IT SHALL NOT SEEK AND HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, RELEASES, DISCHARGES AND SHALL NOT SUE THE SELLER INDEMNITEES OR THE PURCHASER INDEMNITEES, AS APPLICABLE, FOR, AND SHALL CAUSE ALL OTHER PURCHASER INDEMNITEES OR SELLER INDEMNITEES, AS APPLICABLE, NOT TO SEEK, AND TO WAIVE, RELEASE, DISCHARGE, AND NOT SUE THE SELLER INDEMNITEES OR THE PURCHASER INDEMNITEES, AS APPLICABLE, FOR, ANY RIGHTS, CLAIMS, CAUSES OF ACTION TO OR FOR INDEMNIFICATION, CONTRIBUTION, COST RECOVERY OR OTHER REMEDY OR RECOURSE (WHETHER ON THE BASIS OF A CLAIM SOUNDING IN TORT, CONTRACT, STATUTE, COMMON LAW OR OTHERWISE) DIRECTLY OR INDIRECTLY WITH RESPECT TO OR IN CONNECTION WITH OR ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, THE BUSINESS, THE PURCHASED ASSETS, THE EXCLUDED ASSETS, THE ASSUMED LIABILITIES OR THE EXCLUDED LIABILITIES (INCLUDING, BUT NOT LIMITED TO, ANY LIABILITIES, INCLUDING STRICT LIABILITY, ARISING PURSUANT TO ENVIRONMENTAL LAWS) OUTSIDE OF THE PROVISIONS OF THIS ARTICLE 5, Section 1.7(a), Section 4.2(a), Section 4.14, Section 4.21, and Section 8.16; provided, however, that this exclusivity shall not limit or apply to any rights or remedies available pursuant to the MTSA, Transition Services Agreement, and the PCC Lease and Access Agreement or available at law or in equity arising from Fraud.

Section 5.10          Waiver of Certain Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL DAMAGES, PUNITIVE DAMAGES, EXEMPLARY DAMAGES, OR CONSEQUENTIAL DAMAGES (AS DEFINED BELOW), OR DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 5.10 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE 5 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY (WHO IS NOT AN AFFILIATE OF A PARTY) IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 5; provided, however, that this waiver shall not limit or apply to any rights or remedies available pursuant to the MTSA, Transition Services Agreement, and the PCC Lease and Access Agreement.  For purposes of this Agreement, “Consequential Damages” means incidental, indirect or consequential damages, if and to the extent the same are shown (1) to not arise normally and naturally as the result of a breach of the applicable provisions of this Agreement or any similar promise or undertaking and also (2) to not be reasonably foreseeable to the Seller or the Purchaser, as applicable, as a probable consequence of a breach of that promise or undertaking.

Section 5.11          Waiver and Disclaimer of Other Representations and Warranties.

(a)          THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE OPERATIVE, THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.11 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW OR ORDER.

(b)          THE PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE 2, THE REAL PROPERTY TRANSACTION DOCUMENTS AND THE SELLER’S BRING DOWN CERTIFICATE, NEITHER THE SELLER NOR ANY OTHER PERSON MAKES, OR HAS MADE, AND THE SELLER HEREBY DISCLAIMS, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY (ORAL OR WRITTEN) IN RESPECT OF THE SELLER, THE BUSINESS OR ANY OF THE PURCHASED ASSETS, OR THE LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR OPERATIONS OF THE BUSINESS, INCLUDING WITH RESPECT TO (1) THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, (2) TITLE TO ANY OF THE PURCHASED ASSETS, (3) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (4) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PURCHASED ASSETS, (5) THE ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS, (6) THE CONTENT, CHARACTER, COMPLETENESS, ACCURACY OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, MANAGEMENT PRESENTATION, DATA ROOM, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY THE SELLER, ITS AFFILIATES OR THIRD PARTIES WITH RESPECT TO THE PURCHASED ASSETS, (7) ANY IMPLIED OR EXPRESS WARRANTY OF NON-INFRINGEMENT, (8) THE PURCHASER’S INTENDED OR ACTUAL USE OF THE PURCHASED ASSETS AFTER CLOSING, OR (9) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS MADE AVAILABLE TO THE PURCHASER BY THE SELLER OR BY THE SELLER’S REPRESENTATIVES, AND ANY SUCH OTHER REPRESENTATION, WARRANTIES ASSURANCES, AND OTHER COMMITMENTS ARE HEREBY DISCLAIMED.

(c)          THE PURCHASER ACKNOWLEDGES THAT (1) THE PURCHASER HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION AND OPERATIONS OF THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, (2) THE PURCHASER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION, AND (3) THE PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, PROVIDED ORALLY, OR CONTAINED IN ANY MATERIALS PROVIDED BY THE SELLER, OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR OTHERWISE (INCLUDING ANY ITEMS MADE AVAILABLE TO THE PURCHASER IN ANY DATA ROOM OR IN MANAGEMENT PRESENTATIONS) OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE 2, THE REAL PROPERTY TRANSACTION DOCUMENTS AND THE SELLER’S BRING DOWN CERTIFICATE, IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND CLOSE THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN.

(d)          THE PURCHASER ACKNOWLEDGES THAT THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, (I) AS TO TITLE TO, OR ANY ENCUMBRANCES OF OR ON, THE FEE PROPERTY AND EASEMENTS (COLLECTIVELY, THE “REAL PROPERTY INTERESTS”), EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 2, THE LIMITED OR SPECIAL  WARRANTY OF TITLE TO BE CONTAINED IN THE DEEDS DELIVERED BY SELLER, AND THE SELLER’S BRING DOWN CERTIFICATE, AND (II) AS TO THE COMPLETENESS OR CONTIGUITY OF THE TERMINAL FACILITIES OR THE LAND, REAL PROPERTY LEASES, SELLER LEASES, EASEMENTS, RIGHTS-OF-WAY, PERMITS, LICENSES, AND  THE REAL PROPERTY INTERESTS, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 2, THE LIMITED OR SPECIAL WARRANTY OF TITLE TO BE CONTAINED IN THE DEEDS DELIVERED BY THE SELLER AND THE SELLER’S BRING DOWN CERTIFICATE.

(e)          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 2, THE LIMITED OR SPECIAL WARRANTY OF TITLE TO BE CONTAINED IN THE DEEDS DELIVERED BY THE SELLER  AND THE SELLER’S BRING DOWN CERTIFICATE, THE PURCHASED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), ASSUMED LIABILITIES, RISKS AND OTHER INCIDENTS OF THE BUSINESS.

The terms and provisions of this Section 5.11 shall expressly survive the Closing and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

Section 5.12          Environmental Matters. Notwithstanding anything to the contrary set forth in Section 5.3, the conduct of any environmental investigation, remediation, or other response action or corrective work (and communication or negotiation with any Governmental or Regulatory Authority regarding same) (collectively “Response Actions”) that are subject to a  Claim Notice shall be subject to the following from and after Closing:

(a)          the Seller and the Purchaser agree that no Response Actions with respect to any claimed Losses shall be undertaken unless required by a Governmental or Regulatory Authority or Environmental Laws, or as otherwise agreed to by the Parties;

(b)          the Seller and the Purchaser agree to take all reasonable actions to avoid and minimize Losses that would otherwise be subject to indemnification under Section 5.1, including not causing, undertaking, soliciting or importuning any Governmental or Regulatory Authority to require any Response Actions unless affirmatively required to do so by Environmental Laws;

(c)          the Seller shall have the option (in its sole discretion and at its sole expense) to conduct (or have conducted on its behalf) any Response Actions after receipt of the Claim Notice by giving written notice to Purchaser within sixty (60) days after receipt of such Claim Notice.  The Purchaser shall not conduct (or have conducted on its behalf) any Response Actions without first providing the Claim Notice to the Seller, and should the Seller agree in writing to the Purchaser performing such Response Actions subject to the Seller’s indemnification (subject to the limitations thereof imposed under this ARTICLE 5), the Purchaser shall give the Seller notice of such proposed Response Action with reasonable detail and an opportunity to comment at least sixty (60) days prior to the Purchaser conducting such Response Actions (or such shorter period of time as shall be required by any Governmental or Regulatory Authority).  The Purchaser shall consult with Seller regarding any comments regarding such Response Actions received from the Seller.  If the Seller shall not have notified the Purchaser of its agreement to conduct such Response Actions within such specified period, then the Purchaser may conduct (or have conducted on its behalf at its sole expense) such Response Actions.  With respect to any Response Actions for which the Seller has agreed to provide indemnification (subject to the limitations thereof imposed under this ARTICLE 5), the Seller and the Purchaser agree to provide each other with copies of all reports submitted to the overseeing Governmental or Regulatory Authority and all results of sampling and analysis activities after such results have been subject to reasonably quality assurance and quality control;

(d)          any Response Actions, whether conducted by the Purchaser or the Seller, for which the Seller has agreed to indemnification (subject to the limitations thereof imposed under this ARTICLE 5) shall be reasonable in extent and cost effective and shall be designed or implemented in such a manner as to achieve the least stringent risk-based closure or remediation standard applicable to the property in question under Environmental Laws, subject to the approval of any Governmental or Regulatory Authority with jurisdiction over such activities, and to the extent either Party has legal capacity to do so, the Purchaser and the Seller agree to impose reasonable environmental deed or use restrictions consistent with the industrial use of such property, in order to reduce the cost of any such Response Actions; and

(e)          The Seller shall have no obligation to indemnify any Indemnified Party under this Section 5.12 for any Losses associated with (i) Response Actions taken in order to meet a more stringent cleanup standard (in comparison to the standard in effect as of the Closing Date) triggered by a change by any Indemnified Party in land use from such use in effect as of the Closing Date, (ii) exacerbation of or contribution to the conditions giving rise to Response Actions by the Indemnified Party, (iii) a change of Law in effect as of the Closing Date, or (iv) any material non-compliance by the Purchaser with the terms of this Section 5.12.  For avoidance of doubt, in connection with any Response Actions for which the Seller has indemnification obligations (subject to the limitations thereof imposed under this ARTICLE 5), the limitations in this Section 5.12(e) require the Purchaser Indemnitee to be responsible for all incremental additional Losses resulting therefrom, and further in connection with any Response Actions required in connection with any such change in Law, the Seller shall only be responsible for Losses to achieve the original standard in effect as of the Closing Date and the Purchaser Indemnitee shall be responsible for all incremental additional Losses, if any, necessary to achieve the more stringent standard.

Section 5.13          Other Matters. From and after Closing, each Indemnified Party shall make commercially reasonably efforts to mitigate any Losses that an Indemnified Party asserts under this ARTICLE 5.

ARTICLE 6
CONDITIONS PRECEDENT TO CLOSING

Section 6.1          Conditions to Obligations of All Parties.  The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	HSR Approval shall have been obtained; and

(b)          no injunction or restraining Order shall have been issued by any Governmental or Regulatory Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

Section 6.2          Conditions to Obligations of the Purchaser and Guarantor.  The obligation of the Purchaser and the Guarantor to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Purchaser and the Guarantor in their discretion):

(a)          the representations and warranties of the Seller contained in ARTICLE 2 (other than the Seller Fundamental Representations) disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than the use of the term “Material Adverse Effect” in clause (b) of Section 2.6, the use of the term “Material Contracts” and the use of the term “in all material respects” in the last sentence of Section 2.20) shall be true and correct, in each case on and as of the date hereof and on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made solely as of a date other than the Closing Date, in which case, as of such other date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that the Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made solely as of a date other than the Closing Date, in which case, as of such other date) with the same force and effect as though such representations and warranties had been made on the Closing Date;

(b)          the Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Seller at or before the Closing;

(c)          the Purchaser shall have received from the Seller at the Closing an officer’s certificate, dated as of the Closing Date and duly executed by a duly appointed officer of the Seller, certifying that each of the conditions set forth in Sections 6.2(a) and (b) has been satisfied (the “Seller’s Bring Down Certificate”);

(d)          the Closing Consents have been obtained;

(e)          the Title Company shall, subject only to receipt of the Purchaser’s payment of the applicable title insurance premiums, have committed itself to issue the Title Policies for each Fee Property as is customary in the locality for the applicable Fee Property;

(f)          Purchaser shall have obtained at or prior to the Closing the Purchaser Environmental Insurance Policy; and

(g)          the Seller shall have delivered, or caused to be delivered, each of the items set forth in Section 1.9(a).

Section 6.3          Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Seller in its sole discretion):

(a)          the representations and warranties of the Purchaser and Guarantor contained in ARTICLE 3 (other than the Purchaser Fundamental Representations) disregarding all qualifications contained herein relating to materiality or Purchaser Material Adverse Effect shall be true and correct, in each case on and as of the date hereof and on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made solely as of a date other than the Closing Date, in which case, as of such other date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; provided, that the Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made solely as of a date other than the Closing Date, in which case, as of such other date) with the same force and effect as though such representations and warranties had been made on the Closing Date.

(b)          the Purchaser and the Guarantor shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser and the Guarantor at or before the Closing;

(c)          the Seller shall have received from the Purchaser and the Guarantor at the Closing an officer’s certificate, dated as of the Closing Date and duly executed by a duly appointed officer of the Purchaser and the Guarantor, certifying that each of the conditions set forth in Sections 6.3(a) and 6.3(b) has been satisfied (the “Purchaser’s Bring Down Certificate”);

(d)          the Seller shall have received from the Purchaser at or prior to the Closing evidence of the Purchaser Environmental Insurance Policy; and

(e)          the Purchaser and the Guarantor shall have delivered, or caused to be delivered, each of the items set forth in Section 1.9(b).

ARTICLE 7
TERMINATION

Section 7.1          Right of Termination.  Prior to Closing, this Agreement may be terminated at any time:

(a)	by mutual written consent of the Parties;

(b)          by the Seller or the Purchaser, if any court or other Governmental or Regulatory Authority shall have issued, enacted, entered, promulgated, or enforced any Law or issued any Order (in either case, that is final and non-appealable and that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting consummation of the material transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by the Seller:

(i)          if the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Purchaser or the Guarantor pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 6.3 on or prior to the Outside Date (other than through failure of the Seller to comply with its obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the Seller; or

(ii)          if the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the Seller to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)	by the Purchaser:

(i)          if the Purchaser and the Guarantor are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 6.2 on or prior to the Outside Date (other than through failure of the Purchaser and the Guarantor to comply with its obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the Purchaser; or

(ii)          if, the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the Purchaser and the Guarantor to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(e)	pursuant to the terms of Section 1.10.

Section 7.2          Effect of Termination.

(a)          Subject to Section 7.2(b), if any Party terminates this Agreement pursuant to this ARTICLE 7, all obligations and Liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (a) nothing herein shall relieve any Party from Liability for any Willful Breach of this Agreement prior to the date of termination and (b) the terms of Section 4.1, Section 1.8(b), the last sentence of Section 4.2(a), this Section 7.2, and ARTICLE 8 shall remain in full force and effect and survive any termination of this Agreement.

(b)          If this Agreement is terminated by the Seller as a result of the Purchaser’s Willful Breach of the terms of this Agreement or due to the fact that the Financing (or Alternative Financing) has not been funded or will not be funded at Closing for any reason, then the Seller shall be entitled to receive the Deposit, together with any accrued interest, as liquidated damages in full satisfaction of any and all liabilities of the Purchaser under this Agreement, and the Purchaser and the Seller shall instruct the Escrow Agent in writing to distribute the Deposit, together with any accrued interest thereon, to the Seller. If this Agreement is terminated for any reason other than as set forth in the immediately preceding sentence, then the Purchaser and the Seller shall instruct the Escrow Agent in writing to promptly return the Deposit, together with any accrued interest, to the Purchaser.

ARTICLE 8
MISCELLANEOUS

Section 8.1          Expenses.  Whether or not the transactions contemplated hereby are consummated and except as set forth in Section 1.7, Section 1.8(b) or Section 4.4, all costs and expenses (including, without limitation, the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be borne by the Purchaser, in the case of costs and expenses incurred by the Purchaser, and by the Seller in the case of costs and expenses incurred by the Seller.

Section 8.2          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) mailed, registered mail, first-class postage paid, (b) sent by overnight delivery service or other courier, (c) transmitted by electronic mail, or (d) delivered by hand to the addresses, as the case may be, set forth below.  Any notice shall be deemed to have been duly received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by electronic mail, when confirmation of receipt is received by sender, and (iv) if delivered by hand, on the date of receipt.  The notice addresses of certain Parties are as follows:

(a)	If to the Purchaser or the Guarantor to:

Global Partners LP
800 South Street, Suite 500
Waltham, MA 02453
Attention: Mark Romaine, Chief Operating Officer
Email: mromaine@globalp.com

with a copy to:

Global Partners LP
800 South Street, Suite 500
Waltham, MA 02453
Attention: Sean T. Geary, Chief Legal Officer
Email: sgeary@globalp.com

(b)	If to the Seller to:

Motiva Enterprises LLC
One Allen Center
500 Dallas Street, Suite 900
Houston, Texas 77002
Attention: Travis Capps
Email: Travis.Capps@motiva.com

with a copy (which shall not constitute notice) to:

Motiva Enterprises LLC
One Allen Center
500 Dallas Street, Suite 900
Houston, Texas 77002
Attention: Amy Marlyse Plato
Email: motiva-legal@motiva.com

and

Motiva Enterprises LLC
One Allen Center
500 Dallas Street, Suite 900
Houston, Texas 77002
Attention: Chad McDaniel
Email: chad.mcdaniel@motiva.com

and with a copy (which shall not constitute notice) to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention:          E. James Cowen
                          Joseph L. Morrel
Email:                JCowen@porterhedges.com
                           JMorrel@porterhedges.com

Section 8.3          Amendments.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the Parties.

Section 8.4          Schedules.  The Schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such Schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on the face of such disclosure. Additionally, for each of the Schedules, the inclusion of an item in such Schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Schedules, that such information is required to be listed in such Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, that such item actually constitutes noncompliance with, or a violation of, any Law, License or Contract or other topic to which such disclosure is applicable or that such item is outside the Ordinary Course of Business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.  Capitalized terms used in the Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

Section 8.5          Waiver.  The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement or the Transaction Documents shall be deemed or shall constitute a waiver of any other provision hereof or thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.6          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7          Nonassignability.  This Agreement shall not be assigned without the prior written consent of all Parties; provided, however, that the Purchaser may assign its rights and delegate its obligations hereunder to one or more of its wholly-owned Affiliates, and provided, further, that such assignment shall not relieve the Purchaser of any of its obligations hereunder.

Section 8.8          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and permitted assigns, and except as otherwise provided in ARTICLE 5 (but subject to Section 4.3(j)), nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

Section 8.9          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the parties hereto. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

Section 8.10          Governing Law.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR BY STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION, OR PERFORMANCE OF THIS AGREEMENT, SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

Section 8.11          Dispute Resolution.

(a)          Except as otherwise provided in Section 1.7(b), this Section 8.11 shall apply to any dispute arising under, or in connection with, this Agreement, including the validity, invalidity, breach, or termination thereof (each, a “Dispute”), and shall apply regardless of whether such Dispute is subject to any action in tort or contract, or a statutory action, or the arbitrability of a Dispute, and shall be binding on the Parties and their respective successors and assigns. No Party may prosecute or commence any suit or action against the other Party or Parties relating to any matters that are subject to this Section 8.11, except as provided in this Section 8.11.

(b)          If a Dispute arises, a Party shall initiate the resolution process by giving notice to the other Party or Parties setting forth in writing and in sufficient detail the issues in Dispute and the value of the claims (the “Dispute Notice”).

(c)          The Parties agree to attempt to firstly resolve any Dispute through negotiation followed by nonbinding mediation. Within thirty (30) days after one Party gives the other Party or Parties a Dispute Notice, representatives of the Parties with authority to resolve such Dispute shall, by phone, video conference or in-person meeting, discuss in good faith and attempt to resolve such Dispute. If the Parties’ representatives are unable to reach a mutually agreeable resolution within fourteen (14) calendar days after the commencement of discussions, or if, for any reason, the Parties’ representatives fail to meet within thirty (30) days after the delivery of a Dispute Notice, the Parties shall submit the Dispute to confidential nonbinding mediation pursuant to the Commercial Mediation Procedures contained in the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association in force at the time of such mediation. The mediation shall be conducted by one mediator at a location in Harris County, Texas agreed to by the Parties. If the Parties are unable to reach a mutually agreeable resolution to the Dispute after the mediation has been conducted or, if a mediation has not been conducted, within seventy-five (75) days after one Party gives the other Party or Parties the initial Dispute Notice (unless such 75-day period is mutually extended in writing by the Parties), any Party may commence binding arbitration of such Dispute pursuant to Section 8.11(d).

(d)          Any Dispute that the Parties fail to resolve by negotiation as set forth in Section 8.11(c) shall be resolved by confidential arbitration in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association in force on the date when the notice of arbitration is submitted in accordance with such rules (which are deemed to be incorporated herein by reference).

(e)          The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 8.11(d):

(i)          the number of arbitrators shall be three (3). the Seller shall appoint one (1) arbitrator and the Purchaser (on its own behalf and on behalf of Guarantor) shall appoint one (1) arbitrator. The third (3rd) arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two (2) arbitrators appointed by, or on behalf of, the Seller and the Purchaser. If such third (3rd) arbitrator is not chosen and nominated to the American Arbitration Association for appointment within thirty (30) days of the date of confirmation by the American Arbitration Association of the later of the two (2) Party-appointed arbitrators to be confirmed, such arbitrator shall be chosen by the American Arbitration Association. Each of the Arbitrators shall have prior experience in the oil and gas industry, and no Arbitrator shall be a current or former employee, shareholder, officer, or director of, or consultant, counsel, or advisor to, either Party;

(ii)          the arbitration proceedings shall be conducted in the English language;

(iii)          the seat and place of the arbitration shall be City of Houston, Texas;

(iv)          the arbitral tribunal shall be authorized to award costs and attorneys’ fees and to allocate them between the Seller and the Purchaser. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal; provided, however, that prior to the final decision by the arbitral tribunal, each Party shall bear its own costs and expenses, other than any fees due to the American Arbitration Association, which shall be borne equally by the Parties;

(v)          the arbitral award shall be made and payable in U.S. Dollars, free of any Tax or other deduction (other than pursuant to Section 1.11);

(vi)          the arbitral award may include interest if (and only if) awarded by the arbitral tribunal in its discretion;

(vii)          the Parties agree that the filing of arbitration, the arbitration proceeding, any documents exchanged or produced during the arbitration proceeding, any briefs or other documents prepared for the arbitration, and the arbitral award shall all be kept fully confidential and shall not be disclosed to any other party, except to the extent necessary to enforce this arbitration provision, arbitral award or other rights of the parties, or as required by law or court order. This confidentiality provision does not foreclose the American Arbitration Association from reporting certain consumer arbitration case information as required by state law; and

(viii)          the arbitrators’ award shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. The Parties expressly agree to comply without delay with the arbitral tribunal’s decisions, waiving, to the maximum extent permitted under applicable Law, their right to appeal, challenge, or review, or any other means to object to, the validity, content, and nature of the award, as well as of any other decision of the arbitral tribunal.

(f)          Any Party may apply to a court of competent jurisdiction for equitable remedies or other interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings), or (ii) in the absence of the jurisdiction of the arbitral tribunal, to rule on equitable remedies or other interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such equitable remedies or other interim measures shall not waive the right to arbitration. The arbitrators (or, in an emergency, a single arbitrator acting alone, in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant equitable remedies or other interim measures, including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference, or by other means that permit the Parties to present evidence and arguments.

Section 8.12          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.

Section 8.13          Entire Agreement.  This Agreement and the annexes and exhibits hereto, the Schedules, the Transaction Documents, the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement among the Parties hereto and supersede all prior agreements and understandings, oral or written, among the Parties hereto with respect to the subject matter hereof and thereof, including that certain Exclusivity Agreement, dated October 24, 2023, by and between Guarantor and Seller. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

Section 8.14          Interpretation.  For purposes of this Agreement: (a) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or;” (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement, and (d) the phrases “provided”, “delivered”, “made available” or “furnished” when used in this Agreement with respect to the delivery or viewing of information or material means that the information or materials referred to have been posted to the Data Room at least 72 hours prior to the date hereof. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules, Appendices and Exhibits mean the Articles and Sections of, and Schedules, Appendices, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules, Appendices, and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  With respect to all dates and time periods in this Agreement, time is of the essence.

Section 8.15          Guaranty.  The Guarantor shall irrevocably, absolutely, fully and unconditionally guarantee (the “Guaranty”) to the Seller and the other Seller Indemnitees the payment and performance of all obligations of the Purchaser under this Agreement, including the assumption of the Assumed Liabilities, without the requirement of any notice to the Guarantor of any nonpayment, nonperformance or nonobservance by the Purchaser or proof or notice or demand to or upon the Purchaser, all of which the Guarantor hereby expressly waives.  The Guarantor hereby agrees that the Seller may proceed against the Guarantor separately or jointly before or after or simultaneously with proceeding against the Purchaser for a default by the Purchaser under or in connection with the enforcement of Purchaser’s obligations under this Agreement or any other Transaction Documents.  The Guaranty shall not be terminated or impaired in any way by reason of the bankruptcy or insolvency of the Purchaser and shall survive the Closing.  The Guarantor agrees that this Guaranty shall be continuing, absolute and unconditional and shall remain and continue in full force and effect as to any amendment or other modification of this Agreement.  No party has the right to rely upon the Guaranty other than the Seller and the Seller Indemnitees.

Section 8.16          Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 8.17          Radon Gas.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

Section 8.18          Waiver of Compliance with Bulk Sales Laws.  The Parties hereby waive compliance with the requirements and provisions of any “bulk sales”, “bulk-transfer” or any similar or analogous Law with respect to the sale of any or all of the Purchased Assets to the Purchaser.

[Signature page follows]

This Agreement has been duly executed and delivered by the parties on the date first above written.

SELLER:

MOTIVA ENTERPRISES LLC

By:	/s/ Jeffrey E. Rinker_____
Name:	Jeff Rinker
Title:	President and CEO

Signature Page to
Asset Purchase Agreement

PURCHASER:

GLOBAL OPERATING LLC

By:	/s/ Sean T. Geary_____
Name:	Sean T. Geary
Title:	Chief Legal Officer

GUARANTOR:

GLOBAL PARTNERS LP

By:	/s/ Sean T. Geary_____
Name:	Sean T. Geary
Title:	Chief Legal Officer

Signature Page to
Asset Purchase Agreement

ANNEX A

DEFINED TERMS

As used herein, the following terms have the meanings set forth below:

“1031 Assets” has the meaning set forth in Section 1.7(e).

“Accounting Standard” means, with respect to a Person, (a) GAAP or (b) IFRS, depending on which accounting standard is normally applied by such Person with respect to the filing of its reporting, as applicable, in each case, consistently applied.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or any investigation or audit by, with or before any Governmental or Regulatory Authority.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 1.7(b).

“ALTA/NSPS” means the standards of a survey adopted by the American Land Title Association (ALTA) and the National Society of Professional Surveyors (NSPS).

“Alternative Financing” has the meaning set forth in Section 4.22(d).

“Antitrust Regulatory Approvals” means the HSR Approval and all other approvals, consents, authorizations, clearances and other confirmations from any Governmental or Regulatory Authority under any antitrust or competition laws necessary to consummate the transactions contemplated by this Agreement.

“Asset Taxes” means any ad valorem, real or personal property, excise, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental or Regulatory Authority in connection with such Taxes) based upon the operation or ownership of the Purchased Assets or operation of the Business, but excluding, for the avoidance of doubt, any (a) income, capital gains, franchise, margin or similar Taxes and (b) Transfer Taxes.

“Assigned Books and Records” has the meaning set forth in Section 1.1(e).

“Assigned Contracts” has the meaning set forth in Section 1.1(g).

“Assumed Environmental Liabilities” has the meaning set forth in Section 1.3(b).

Annex A-1

“Assigned Licenses” has the meaning set forth in Section 1.1(f).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Benefit Adjustment Payment” has the meaning set forth in Section 4.3(d).

“Bill of Sale” has the meaning set forth in Section 1.9(a)(i).

“Books and Records” means all documents, instruments, papers, books and records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents, including, without limitation, copies of Contracts, Assigned Licenses, purchase orders, invoices, operating data, safety and health records, process instructions, operations manuals and procedures, training and operator qualification records, pipeline and tank operations, maintenance and inspection records, and environmental studies and plans.

“Business” means the business of owning and operating the Terminal Facilities in the Ordinary Course of Business by the Seller or its Affiliates.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Texas are authorized or obligated to close.

“Business Employees” means each employee of the Seller or any of its Affiliates who is identified as employed in the conduct of the Business as either a Group 1 Business Employee or Group 2 Business Employee.  An accurate and complete list of all Group 1 Business Employees as of the date hereof (the “Group 1 Business Employees List”) is set forth on Schedule 2.15(b). An accurate and complete list of all Group 2 Business Employees as of the date hereof (the “Group 2 Business Employees List”) is set forth on Schedule 2.15(c). The Group 1 Business Employees List and the Group 2 Business Employees shall be updated by the Parties from and after the date hereof and finalized, in each case, as provided in Section 4.3(i).

“Cap” has the meaning set forth in Section 5.5(a).

“Casualty Event” has the meaning set forth in Section 1.10(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Claim” means any Action or Proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action or demand.

“Claim Notice” has the meaning set forth in Section 5.3(b).

“Clean Team Agreement” means that certain Clean Team Agreement, dated July 18, 2023 (as amended, supplemented, or restated from time to time), by and between the Seller and the Purchaser.

“Closing” has the meaning set forth in Section 1.8.

Annex A-2

“Closing Consents” has the meaning set forth in Section 1.9(a)(v).

“Closing Date” has the meaning set forth in Section 1.8.

“Closing Inventories Measurement” has the meaning set forth in Section 1.5(c).

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended, and similar state law, including, without limitation, Code Section 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Historical Summary” has the meaning set forth in Section 2.20.

“Commitment Letter” has the meaning set forth in Section 3.6(a).

“Confidential Information” shall have the meaning given such term in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated April 11, 2023 (as amended, supplemented, or restated from time to time), by and between the Seller and the Purchaser.

“Contract” means any agreement, lease or other contract or legally binding agreement (whether written or oral).

“Consequential Damages” has the meaning set forth in Section 5.10.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means all reasonable actions taken in response to COVID-19, including any escalation or material worsening thereof, in order to comply with any quarantine, ‘shelter in place’, ‘stay at home’, workforce reduction, social distancing, shut down, closure, sequester, safety or similar provision of applicable Law promulgated in connection with or in response to COVID-19.

“Credit Support Instruments” has the meaning set forth in Section 1.2(l).

“Data Room” means the electronic documentation site established by Donnelley Financial Solutions on behalf of the Seller.

“Deductible” has the meaning set forth in Section 5.5(a).

“Deeds” has the meaning set forth in Section 1.9(a)(ii).

“De Minimis Loss” has the meaning in Section 5.5.

“Deposit” has the meaning set forth in Section 1.5(b).

“Dispute Notice” has the meaning set forth in Section 8.11(b).

Annex A-3

“Divestiture Assets” has the meaning set forth in Section 4.4(c).

“Easements” has the meaning set forth in Section 1.1(b).

“Easements Assignment” has the meaning set forth in Section 1.9(a)(iv).

“EAT” has the meaning set forth in Section 1.7(e).

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” has the meaning set forth in Section 1.8(a).

“Employment Conditions” has the meaning set forth in Section 4.3(a).

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, Claim, notice of non-compliance or violation, proceeding, consent order or consent agreement by any Person relating in any way to any alleged violation of Environmental Law or any alleged violation of an Environmental Permit.

“Environmental Deductible” has the meaning set forth in Section 5.5(a).

“Environmental Laws” means any applicable federal, state or local law, statute, rule, regulation, or ordinance in effect on the date of this Agreement relating to the environment, human health or safety (as related to Hazardous Materials), pollution or other environmental degradation or Hazardous Materials, specifically including, without limitation, CERCLA 42 USC §9601 et seq., Resource Conservation and Recovery Act 42 USC 6901 et seq., Clean Air Act 42 USC § 7401 et seq., Clean Water Act 33 USCA § 1251 to 1387 and Toxic Substances Control Act 15 USCA § 2601 to 2695d.

“Environmental Liabilities” means Liabilities, whether known or unknown, arising under or in connection with any Environmental Law, Environmental Action or related to Hazardous Materials.

“Environmental Permit” means any permit, approval, consent, identification number, certificate, registration, license or other authorization required under any Environmental Law.

“EPA” has the meaning set forth in Section 2.14(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade, Person or business that is or was at the relevant time treated as a single employer with the Seller under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 1.5(b).

“Escrow Agreement” has the meaning set forth in Section 1.5(b).

“Excluded Assets” has the meaning set forth in Section 1.2.

Annex A-4

“Excluded Intellectual Property” has the meaning set forth in Section 1.2(f).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“exclusively used in the Business” and similar phrases, when used to describe Assets, means that a reasonable person, when considering the use or function of any Asset, would conclude that such Asset is either exclusively used or intended to be exclusively used for or exclusively in support of the Business as operated in the Ordinary Course of Business. For the avoidance of doubt, the Parties acknowledge that a reasonable person would not conclude that rare and occasional exceptions to the exclusive use of an Asset would result in such Asset or Liability being deemed not to be “exclusively used in the Business.”

“Fee Property” has the meaning set forth in Section 1.1(a).

“Financing” has the meaning set forth in Section 3.6(a).

“Fraud” means an intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty set forth in this Agreement; provided, that (a) the Party making such representation or warranty had actual knowledge that the applicable representation or warranty, as may be qualified in this Agreement or the Schedules, (i) was false at the time it was made, (ii) was made with the intention that the other Party rely thereon to its detriment, and (iii) was reasonably relied upon by the other Party to such other Party’s detriment, and (b) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.

“GAAP” means United States generally accepted accounting principles.

“Governmental or Regulatory Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Group 1 Business Employee” means each Business Employee who is included on the Group 1 Business Employees List as of the applicable time of determination.

“Group 2 Business Employee” means each Business Employee who is included on the Group 2 Business Employees List as of the applicable time of determination.

“Guarantor” has the meaning set forth in the Preamble.

“Guaranty” has the meaning set forth in Section 8.15.

“Hazardous Materials” means any substances as defined or included in the definition of “hazardous wastes,” “hazardous materials,” “solid wastes,” “pollutant,” “contaminant,” “hazardous substances,” “extremely hazardous substances,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” “toxic chemicals” or “toxic pollutants” under any Environmental Law.

Annex A-5

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means that any required waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act (and any agreement with any Governmental or Regulatory Authority not to consummate or to delay consummation of the Transaction entered in connection therewith) shall have expired or been terminated.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the Ordinary Course of Business), and (d) in the nature of guarantees of the obligations described in clauses (a) through (c) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 5.3(a).

“Indemnifying Party” has the meaning set forth in Section 5.3(a).

“Initial Deposit” has the meaning set forth in Section 1.5(b).

“Insurance Policies” has the meaning set forth in Section 2.18.

“Inventory” has the meaning set forth in Section 1.1(k).

“Inventory Methodology” has the meaning set forth in Section 1.5(c).

“Knowledge of the Seller,” “the Seller’s Knowledge,” “Known to the Seller,” or other like words mean the actual knowledge of Dollnila Slater, Kristine Pelt, Terry Rogers, and Josh Bogle obtained in the normal course of their respective duties as officers or employees of Seller or the knowledge that any such Person would have had if he or she had made a reasonable inquiry of such Person’s direct report.

“Landlord Estoppel Certificate” means an estoppel certificate executed by the landlord under a Real Property Lease (or in the circumstance as expressly provided in the second to last sentence of Section 4.19, the Seller), substantially in the form attached to the applicable Real Property Lease, if any, or substantially in the form of Exhibit I.

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease Assignments” has the meaning set forth in Section 1.9(a)(iii).

Annex A-6

“Leased Real Property” has the meaning set forth in Section 1.1(c).

“Liabilities” means all Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with the Accounting Standard or is known as of the Closing.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, Environmental Permits and similar consents granted or issued by any Governmental or Regulatory Authority and associated with or necessary to operate the Purchased Assets or the Business in the Ordinary Course of Business.

“Liens” means any mortgage, deed of trust, pledge, security interest, lien, claim, charge, right of first offer, right of first refusal, right of purchase, conditional sales obligation, easement, right of way, restriction, covenant, condition or other encumbrance of any kind.

“Like-Kind Exchange” has the meaning set forth in Section 1.7(e).

“Loss” or “Losses” means any loss, damage, Liability, claim, demand, proceeding, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with, respect to compliance with the requirements of Environmental Law, expenses of remediation and any other remedial, removal, response, corrective, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.

“Material Adverse Effect” means any circumstance, event, occurrence, development, fact, condition or change that is, individually or in the aggregate with all such other circumstances, events, occurrences, developments, facts, conditions and changes, materially adverse to (a) results of operations, financial condition, assets or liabilities of the Business as currently conducted or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any circumstance, event, occurrence, development, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions (including any change in commodity prices (including hydrocarbons, fuel supply or transportation markets, interest, or rates)); (ii) conditions generally affecting the industries in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, civil unrest or similar disorder, the outbreak of hostilities, or terrorist acts (cyberattacks or otherwise), or the escalation or worsening of any of the foregoing; (v) any action expressly required by this Agreement; (vi) acts of God, including the effects of weather, meteorological events, or other natural disasters; (vii) any events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (viii) any changes in applicable Laws or accounting rules, including the Accounting Standard; (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (x) any Casualty Event or Taking; (xi) any epidemic, pandemic, or disease outbreak (including COVID-19); or (xii) any actions taken or omitted to be taken by or at the written request, or with the prior written consent, of the Purchaser; provided, further, however, that any event, circumstance, fact, condition or change referred to in the foregoing clauses (i), (ii), (iii) or (xi) shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent that such event, circumstance, fact, condition or change has a disproportionate impact on the Seller relative to other companies operating in the industry in which the Business operates in which case only the incrementally disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred.

Annex A-7

“Material Contract” means individually, and “Material Contracts” means collectively, each of the following Contracts to which the Seller is a party and which are exclusively used in the Business:

(i) any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $500,000 per annum;

(ii) any Contract concerning a partnership, joint venture or similar business arrangement with any Person;

(iii) any Contract under which any Indebtedness has been created, incurred, assumed or guaranteed;

(iv) any Contract pursuant to which any Lien (other than Permitted Liens) has been granted or imposed on any of the Purchased Assets;

(v) any Contract imposing noncompetition obligations on the Business;

(vi) any Contract with any of Affiliate of the Seller;

(vii) any Contract for the employment or service of any individual on a full time, part time, consulting or other basis, or any other service-based or compensation or benefits related Contract, in each case, with annual compensation in excess of $100,000, that cannot be terminated without payment of severance benefits or other termination payments of any kind or that provides for the payment of severance benefits or other termination payments of any kind upon termination of employment or service of any individual, that requires notice to terminate, or that contains any retention bonus, change-in-control bonus or similar provision; and

(ix) any other Contract the terms of which require payment by or to the Seller of consideration in excess of $1,000,000 during the twelve (12) months after the Effective Date, other than any Contract that is terminable by the Seller at will without material liability and on notice of 120 days or fewer.

“MTSA” has the meaning set forth in Section 1.9(a)(xi).

Annex A-8

“MTSA Consent Conditions” has the meaning set forth in Section 4.4(c).

“Non-Transferred Asset” has the meaning set forth in Section 4.5(b).

“Offer Date” has the meaning set forth in Section 4.3(a).

“Offer of Comparable Employment” means an offer of employment that meets the following requirements: (1) the offered initial role is comparable to the employee’s role as of immediately prior to the Offer Date, (2) the offered initial base salary for a salaried employee or initial hourly wage for an hourly employee is no less favorable than the base salary or hourly wage, as applicable, provided by the Seller to such employee immediately prior to the Offer Date, (3) the offered initial work location is the same or within a 50-mile commuting radius of the employee’s work location as of immediately prior to the Offer Date (or is closer in distance to the employee’s home than the employee’s work location is as of immediately prior to the Offer Date), and (4) the offered initial full-time or part-time status is the same as the employee’s full-time or part-time status as of immediately prior to the Offer Date; provided, in each case, that the Purchaser’s offer of employment is updated to reflect the role, salary or wage, work location, and full- or part-time status in effect as of immediately prior to the Closing Date to the extent of any such change in accordance with Section 4.6.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means, with respect to the operation of the Purchased Assets, the ordinary course of business in all material respects consistent with the Seller’s or its Affiliates’ customs, practices, and operating policies (including procedures relating to any deviation therefrom) during the six-month period prior to the Effective Date (including as such practices may have been changed, modified, supplemented or eliminated during such period), including any COVID-19 measures.

“Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

“Outside Date” means November 8, 2024.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCC Lease and Access Agreement” has the meaning set forth in Section 1.9(a)(xiii).

Annex A-9

“Permitted Lien” means (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental levies, fees, or charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings, (b) liens in favor of carriers, warehousemen, mechanics, workmen and materialmen and statutory construction or similar liens arising by operation of law or incurred in the Ordinary Course of Business for sums not yet due or that are being contested in good faith by appropriate proceedings, (c) water rights or claims or title to water, whether or not shown by the public records, (d) any Lien created by the Purchaser, (e) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (f) zoning, building, entitlement and other land use regulations or restrictions and other rights reserved to or vested in any Governmental or Regulatory Authority to control or regulate any of the assets or properties of the Seller related to the Business in any manner, and all applicable Laws of any Governmental or Regulatory Authority , (g) any licenses, rights-of-way, easements, reservations, and other encumbrances consisting of those (1) that are recorded in the public land records or (2) which are not recorded in the public land records and that do not, individually or in the aggregate, materially adversely impair the value or continued use, occupancy, and operation of any Terminal Facility in the Ordinary Course of Business, (h) statutory Liens in favor of lessors and sublessors of Leased Real Property or Liens otherwise provided for in the Real Property Leases or Seller Leases, (i) conditions in any License granted or issued by any Governmental or Regulatory Authority, (j) any conditions that would have been shown on a current and accurate ALTA/NSPS certified survey of the Fee Property, including shortages in area, discrepancies in boundary lines, encroachments or protrusions, overlapping of improvements, defects and irregularities and any other matters, (k) acts done or suffered to be done by, and judgements against, the Purchaser and those claiming by, through or under the Purchaser, (l) Liens encumbering the Fee Property, the Easements or the Leased Real Property that are recorded in the public land records, and (m) Liens listed on Schedule 9.1; provided, however, that no mortgages, deeds of trust, judgments, carriers, warehousemen, mechanics, workmen and materialmen and statutory construction or similar liens (except as described in clause (b) or this definition), Liens for Taxes, special assessments or other governmental and quasi-governmental levies, fees or charges (except as described in clause (a) of this definition) or other monetary Liens created by, through or under Seller encumbering the Fee Property or any portion thereof or any interest of the Seller in the Leased Real Property or any portion thereof or any interest of the Seller in the Easements or any portion thereof which can be cured with the payment of an immediately ascertainable and undisputed sum shall be deemed or considered a Permitted Lien.

“PFAS” has the meaning set forth in Section 1.4(b).

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association, or Governmental or Regulatory Authority.

“Post-Closing Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Closing Tax Period.

“Pre-Closing Payables” has the meaning set forth in Section 1.4(f).

“Pre-Closing Receivables” has the meaning set forth in Section 1.2(i).

“Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the day immediately preceding the Closing Date.

“Prepaid Assets” has the meaning set forth in Section 1.1(h).

Annex A-10

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Purchased Assets” has the meaning set forth in Section 1.1(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” has the meaning set forth in Section 4.3(g).

“Purchaser Employee Benefit Plan” means, to the extent sponsored, maintained, or contributed to by Purchaser or one of its Affiliates each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors.

“Purchaser Environmental Insurance Policy” means an environmental insurance policy to be obtained by Purchaser for coverage of the Assumed Environmental Liabilities.

“Purchaser Fundamental Representations” means the representation and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.9.

“Purchaser Indemnitees” has the meaning set forth in Section 5.1.

“Purchaser Material Adverse Effect” means any circumstance, event, occurrence, development, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate with all such other circumstances, events, occurrences, developments, facts, conditions and changes, materially adverse to the ability of the Purchaser or the Guarantor to consummate the transactions contemplated hereby.

“Purchaser Welfare Benefit Plan” has the meaning set forth in Section 4.3(h).

“Purchaser’s Bring Down Certificate” has the meaning set forth in Section 6.3(c).

“QI” has the meaning set forth in Section 1.7(e).

“Real Property Interests” has the meaning set forth in Section 5.11(d).

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 1.1(c).

“Real Property Transaction Documents” means the Deeds, the Lease Assignments, and the Easements Assignment.

“Rejected Terminal” has the meaning set forth in Section 1.10(a)(ii).

“Rejected Terminal Assets” has the meaning set forth in Section 1.10(b).

“Release” means the presence, release, issuance, disposal, discharge, dispersal, leaching or migration into the environment other than as authorized by all Environmental Laws and Environmental Permits.

Annex A-11

“Remedial Action” has the meaning set forth in Section 4.4(c).

“Reported Hydrocarbon Inventory” has the meaning set forth in Section 1.5(d).

“Residuals” means petroleum contaminated water and any waste listed in Appendix E of the Seller’s Residual Management Procedure, dated August 2018, for which the Seller is identified as the “generator” on a waste manifest or bill of lading.

“Response Actions” has the meaning set forth in Section 5.12.

“Retained Tax Liabilities” means any Liability (i) of the Seller for Taxes, including without limitation any liability of the Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise, including any Taxes of the Seller arising in connection with the consummation of the transaction contemplated hereby, but specifically excluding (A) Asset Taxes attributable to any Post-Closing Tax Period (including the portion of Asset Taxes attributable to the Post-Closing Tax Period portion of any Straddle Period as determined in accordance with Section 1.7(d)), and (B) any Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 1.7(a), (ii) for Asset Taxes attributable to any Pre-Closing Tax Period (including the portion of Asset Taxes attributable to the Pre-Closing Tax Period portion of any Straddle Period as determined in accordance with Section 1.7(d)), (iii) for Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Seller that is not part of the Purchased Assets or Business, (iv) for any claims asserted against the Purchaser or any of its Affiliates, its business or the Purchased Assets or the Business by reason of the Seller’s failure to comply with any bulk sales, bulk transfer or similar laws with respect to the transactions contemplated by this Agreement, and (v) for any Transfer Taxes that are the responsibility of the Seller pursuant to Section 1.7(a).

“Scheduled Easements” has the meaning set forth in Section 1.1(b).

“Schedules” means the disclosure schedules, attached hereto and incorporated herein by reference, of the Seller, the Guarantor and the Purchaser as appropriate in the context and as referenced throughout this Agreement.

“Second Request” has the meaning set forth in Section 4.4(a).

“Seller” has the meaning set forth in the Preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 4.3(d).

Annex A-12

“Seller Employee Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other equity or equity-based plan, agreement, policy, program or arrangement (whether qualified or nonqualified), (d) each bonus or incentive compensation plan, agreement, policy, program or arrangement, (e) each change in control, transaction, retention, severance or separation, termination, perquisite or fringe benefit plan, agreement, policy, program or arrangement, and (f) each other employment, offer letter, pension, benefit, retirement, compensation, consulting, commission, profit-sharing, deferred compensation, vacation, paid time off (PTO), salary continuation, medical, vision, dental, disability, life insurance, accidental death and dismemberment, welfare, cafeteria, flexible spending account, health spending account, health reimbursement arrangement, tuition reimbursement or scholarship, loan, gross-up, workers’ compensation, and other agreement, plan, policy, program or arrangement; in each case, including all amendments thereto and all trust agreements or other funding or administrative contracts related thereto, whether or not reduced to writing, funded, tax-qualified, subject to ERISA or legally enforceable, and in each case (i) which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Seller, any of its Affiliates or any ERISA Affiliate in respect of or on behalf of any Business Employee, (ii) which provides for benefits, compensation or terms and conditions of employment or service in respect of any Business Employee, or (iii) under which the Seller, any of its Affiliates or any ERISA Affiliate has or may have any Liability in respect of any Business Employee, or with respect to which the Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise, in respect of any Business Employee.

“Seller Environmental Deductible” has the meaning set forth in Section 5.5(a).

“Seller Environmental Liabilities” means those Assumed Environmental Liabilities that both (i) arise from Seller’s ownership or operation of the Purchased Assets prior to the Closing, and (ii) arise from one of the following: (A) the exposure of any Person to Hazardous Materials, (B) natural resources damages resulting from a Release originating at a Purchased Asset, (C) disposal of Hazardous Materials at an offsite disposal facility, (D) Unknown Environmental Liabilities or (E) the offsite migration of Hazardous Materials from a Release originating at a Purchased Asset (for the avoidance of doubt, the Seller shall only retain liability under item (E) for the offsite migration, and not for the portion of such Release that remains on, under or at a Purchased Asset).

“Seller Fundamental Representations” means the representation and warranties set forth in Sections 2.1, 2.2, 2.3 and 2.17.

“Seller Indemnitees” has the meaning set forth in Section 5.2.

“Seller Lease” or “Seller Leases” has the meaning set forth in Section 2.10(a).

“Seller Severance Plan” means the Motiva Enterprises LLC Severance Pay Plan including the Motiva Special Severance Plan to the extent summarized and disclosed to Purchaser.

“Seller’s Bring Down Certificate” has the meaning set forth in Section 6.2(c).

“Side Letter Agreement” has the meaning set forth in Section 1.9(a)(xiv).

“Signing Deposit” has the meaning set forth in Section 1.5(b).

“Straddle Period” has the meaning set forth in Section 1.7(d).

“Summary Term Sheet” has the meaning set forth in Section 3.6(a).

Annex A-13

“Surveys” has the meaning set forth in Section 4.17(a).

“Taking” has the meaning set forth in Section 1.10(a).

“Tangible Property” has the meaning set forth in Section 1.1(d).

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and included any amendment thereof or thereto.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, import and other charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes or other governmental fees or other like assessments or charges of any kind whatsoever.

“Tenant Estoppel Certificate” means an estoppel certificate executed by the tenant under a Seller Lease (or in the circumstance as expressly provided in the second to last sentence of Section 4.19, Seller) substantially in the form attached to the applicable the Seller Lease, if any, or substantially in the form of Exhibit J.

“Terminal Facility” or “Terminal Facilities” has the meaning set forth in the Recitals.

“Third Party Claim” has the meaning set forth in Section 5.3(b).

“Third Party Consents” has the meaning set forth in Section 4.5(a).

“Third Party Products” means all products and additives owned by Third Party Products Owners.

“Third Party Products Owners” means Persons other than the Seller or its Affiliates.

“Title Commitments” has the meaning set forth in Section 4.17.

“Title Company” means Fidelity National Title Insurance Company and/or Chicago Title Insurance Company.

“Title Policies” has the meaning set forth in Section 1.9(a)(ix).

“Transaction Documents” means the Bill of Sale, the Deed, the Lease Assignments, the Easements Assignment, the MTSA, the Transition Services Agreement, the PCC Lease and Access Agreement, and any other agreement, certificate, affidavit or similar document to be executed and/or delivered pursuant to this Agreement and the transactions contemplated herein.

Annex A-14

“Transfer Taxes” has the meaning set forth in Section 1.7(a).

“Transition Services Agreement” has the meaning set forth in Section 1.9(a)(xii).

“Transferred Employees” has the meaning set forth in Section 4.3(a).

“Unknown Environmental Liabilities” means those Assumed Environmental Liabilities that were not (a) disclosed on Schedule 2.14, (b) disclosed in the materials made available to the Purchaser in the Data Room or (c) disclosed in any Phase I Environmental Site Assessment obtained by the Purchaser prior to Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation.

“Willful Breach” means, with respect to any Party, such Party knowingly and intentionally (a) materially breaches (by refusing to perform or taking any action prohibited by) any covenant applicable to such Party or (b) materially breaches any of its representations and warranties or causes any of its representations and warranties to not be true and correct in all material respects prior to the Closing.

Annex A-15

ANNEX B

TERMINAL FACILITIES

	Terminal Facility	Address	Rejected Terminal Percentage
1.	Apex (“Apex”)	2232 Ten-Ten Road, Apex, NC 27539	1.9%
2.	Bainbridge (“Bainbridge”)	1803 East Shotwell Street, Bainbridge, GA 31717	2.8%
3.	Baltimore East	2400 Petrolia Avenue & 3445 Fairfield Road, Baltimore, MD 21226	3.5%
4.	Baltimore West		2.8%
5.	Beaumont (“Beaumont”)	9406 Edward C. Moore Hwy, Beaumont, TX 77705	4.3%
6.	Charlotte North (“Charlotte North”)	410 Tom Sadler Road, Charlotte, NC 28214	2.8%
7.	Charlotte South (“Charlotte South”)	6851 Freedom Drive, Charlotte, NC 28214	3.0%
8.	Dallas (“Dallas”)	3900 Singleton Blvd, Dallas TX 75212	13.8%
9.	Doraville East	4201 & 4219 Winters Chapel Road, Doraville, GA 30360	1.4%
10.	Doraville West		1.1%
11.	Doraville South (“Doraville South”)	4127 Winters Chapel Road, Doraville, GA 30340	1.7%
12.	Fairfax (“Fairfax”)	3800 Pickett Road, Fairfax, VA 22031	5.8%
13.	Fayetteville (“Fayetteville”)	992 Shaw Mill Road, Fayetteville, NC 28311	3.4%

Annex B-1

14.	Fort Worth (“Fort Worth”)	3200 North Sylvania, Ft. Worth, TX 76111	5.9%
15.	Greensboro (“Greensboro”)	101 South Chimney Rock Road, Greensboro, NC 27409	3.6%
16.	Hearne (“Hearne”)	Highway 6 South Route 1, Hearne, TX 77859	3.3%
17.	Pasadena (“Pasadena”)	1320 West Shaw Avenue, Pasadena, TX 77506	10.9%
18.	Port Everglades East (“Port Ev East”)	1500 SE 26th Street, Ft. Lauderdale, FL 33316	3.5%
19.	Port Everglades South (“Port Ev South”)	1200 SE 28th Street, Ft. Lauderdale, FL 33316	1.4%
20.	Port Everglades West (“Port Ev West”)	1180 Spangler Rd., Ft. Lauderdale, FL 33316	3.5%
21.	Richmond (“Richmond”)	5801 Jefferson Davis Hwy, Richmond, VA 23234	2.9%
22.	San Antonio (“San Antonio”)	510 Petroleum Dr, San Antonio, TX 78218	4.2%
23.	Spartanburg (“Spartanburg”)	300 Delmar Road, Spartanburg, SC 29302	2.8%
24.	Tampa (“Tampa”)	6500 West Commerce Street, Port Tampa, FL 33616	6.7%
25.	Waco (“Waco”)	420 South Lacy Street, Waco, TX 76705	3.0%

Annex B-2